UNITED STATES
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Dear Fellow Shareholders:

It has now been just over two years since our new management team arrived at Full House Resorts. In 2016, we built on the progress that we made in our first year and prepared the Company for future growth in 2017 and beyond. Last year in May, we also completed the purchase of the Bronco Billy’s casino in Cripple Creek, Colorado, which performed well in the balance of the year.

Most notably, we have developed strategies to improve each property and structured the balance sheet to fund such improvements. Those improvements are now underway and are scheduled to be completed in stages over the next 18 months.

Our efforts have already improved the Company's financial strength and shareholder value -- but it’s just a start. While our company is small, we have good assets, a motivated management team and a dedicated group of employees. We see growth opportunities that we believe will result in further improved financial strength and enhanced shareholder value for many years ahead.

Silver Slipper Casino & Hotel

The Silver Slipper is still our largest earnings contributor, although it now contributes less than half of our Adjusted Property EBITDA(1) following the Bronco Billy’s acquisition.

The Silver Slipper performed well in a difficult market. The Mississippi Gulf Coast is a mature market, having offered casino gaming since 1992 and initially offering the only casinos in the region. Casinos opened shortly thereafter in adjoining Louisiana, followed by tribal casinos in Alabama and Florida. By the time Hurricane Katrina destroyed many of the Gulf Coast casinos in 2005, the economics caused several operators to choose not to rebuild, pocketing the insurance proceeds or using it to build casinos elsewhere.

A decade later, a new casino opened on the Mississippi Gulf Coast in December 2015. Including the opening of this new $300 million casino, gaming revenues for the region only rose 4%, or an average of $3.8 million per month in 2016. Casino revenues along the Mississippi Gulf Coast were likely to have been below 2015 levels, exclusive of the new casino.

Against this backdrop, the Silver Slipper did quite well in 2016. Its casino revenues increased 5% for the year and Adjusted Property EBITDA was flat. The Silver Slipper is the westernmost of the casinos along the Mississippi Gulf Coast, so the new casino opening in Biloxi, an hour to the east, had less impact. Our hotel, which opened in stages during mid-2015, was also open for the full year. We also may have benefitted from a smoking ban imposed on the casinos in New Orleans in April 2015. Offsetting this, torrential storms dropped between one and two feet of rain on a broad stretch of Louisiana over a four-day period in August 2016, unfortunately flooding the neighborhoods of many of our customers. This affected our business for several weeks in the third quarter.

We are now making physical improvements at the Silver Slipper that we expect will be significant in their impact relative to their modest cost. We believe these should help achieve higher Adjusted Property EBITDA in the years ahead.

While smaller compared to many of its competitors, the Silver Slipper is one of the nicest casinos in the region. It offers great food and beverage experiences and a new hotel with several VIP luxury suites. We have little, however, in the way of other amenities. We sit at the foot of a beautiful eight-mile-long, white sand beach -- the closest beach to the cities of New Orleans and Baton Rouge. So we are adding a “beach club,” which is essentially a bar and pool area along the beach. We think it will help fill our hotel in the summer, particularly mid-week, and allow us to better accommodate our best customers at the hottest times of the year. The beach club is now under construction and should be open by Memorial Day 2017.

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(1) Please see the endnote to this letter for a discussion of non-GAAP measures such as Adjusted Property EBITDA.

We have also operated the same food and beverage outlets -- a great buffet, a coffee shop, and an attractive fine-dining venue -- since the casino opened in 2007. From the fine-dining venue, one can watch commercial fishing and oyster boats going to and from an adjoining harbor. We’ve decided to add an oyster bar to our casino, which should freshen the experience and bring additional customers to our property. We hope to have this completed in the third quarter of 2017.

Bronco Billy’s Casino & Hotel

On an annualized basis, Bronco Billy’s is now our second-largest earnings contributor.

Bronco Billy’s is in Cripple Creek, Colorado, a historic mining town that had a population of more than 10,000 in 1890 and only about 500 in 1990. The town is on the west side of Pike’s Peak at almost 10,000 feet above sea level, an hour west of Colorado Springs. Colorado legalized gaming in 1991 in this small town, as well as two similar small historic towns an hour west of Denver, to keep these towns from becoming ghost towns by creating a new tourism base. It worked; the population of Cripple Creek has more than doubled and many of our employees commute from nearby communities such as Woodland Park.

Colorado Springs, with a metropolitan population of approximately 700,000, is the second-largest city in Colorado. Like Denver, an hour to the north, it has been showing rapid population growth.

This is a stable gaming market, with the opportunity for growth. The gaming per capita in the region is less than that of similar metropolitan areas with similarly located casinos. There are no Native American reservations or state borders nearby, and past proposals to expand casino gambling within Colorado have failed by large margins.

Many of Cripple Creek’s visitors drive an hour or more each way, principally visiting from Colorado Springs. There are only approximately 500 guest rooms in Cripple Creek and most visitors do not stay the night.

Prior to 2009, the maximum bet in Colorado was $5 per hand and the casinos were required to close between 2 a.m. and 8 a.m. Now, casinos operate 24 hours a day, the betting limit is $100 per hand, and roulette and craps have been added as permitted games.

This significantly changed the economics. Wealthier customers are more likely to be attracted to casinos with higher betting limits. The 24-hour operation reduces late-night traffic surges, improves the efficiency of employee scheduling, and makes it more interesting to stay the night. Roulette and craps brought some diversity to the casino floor. The earlier betting limits meant that much of the hotel and gaming product addressed a low-end casino customer. Furthermore, it was difficult for a casino to justify offering customers a complimentary higher-quality hotel room if it could only accept low-limit bets. Few customers would sit long enough at a $5 table to justify a $100 hotel “comp.”

Today, there are six casino operators in Cripple Creek. Three of these are clustered along the same block of Bennett Avenue, the main street in town, and are believed to account for a substantial majority of the town’s revenues. We occupy approximately two-thirds of the north side of the block, whereas casinos owned by Triple Crown (a private company) and Century Casinos occupy the other side of the block. Additionally, we own or lease (with options to purchase) significant land behind and around our casino.

We currently have 14 guestrooms on the roof of our casino and an additional 10 guestrooms in a historical structure a block away. We are currently designing a new four-star hotel to be built adjoining our casino that would have more than 100 guest rooms. We intend for this to offer the best hotel product in Cripple Creek. In similar markets, we’ve found that the addition of quality hotel rooms attracts a higher-quality clientele and extends the operations of the casino substantially later into the evening. Ultimately, the ability to add hotel rooms without having to acquire land, add casino space or build new restaurants should result in a high return on investment.

Today, Bronco Billy’s is doing well -- on pace for the approximately $5 million per year of Adjusted Property EBITDA that we cited when we announced its purchase. It continually wins awards for the friendliest casino, the best food product, and simply the best casino in Cripple Creek. However, we think this is only a preview of what Bronco Billy’s can do moving forward.

Even as we design this future hotel, we are bringing more creativity to the property.

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We’re rebranding a small but prominent bar as “The Crippled Cow,” adding pizza, espresso and ice cream to the outlet’s offerings. According to local folklore, the city’s name came from the accidental discharge of a cowboy’s rifle that caused a calf to jump the creek, breaking a leg and becoming forever crippled. So, we’re mounting a fiberglass cow over the bar and celebrating the colorful local history.

We’re also working with the city to introduce a European-style Christmas market outside, on the street, during the 2017 holiday period. That’s a slow time of year in Cripple Creek, and we believe that an additional attraction celebrating the holiday season may bring additional visitors to Cripple Creek, as it has to Rising Sun.

Rising Star Casino Resort

Our Rising Star Casino Resort is in Rising Sun, Indiana, near Cincinnati, Ohio and not far from Louisville, Kentucky and Indianapolis, Indiana.

This was the first casino in the region, opening in 1996, and it initially produced revenues and income that exceed those of our entire company. Over the years, however, competition opened that was newer, located closer to the major metropolitan areas, and was often land-based, rather than on a non-cruising riverboat. Adjusted Property EBITDA at this property fell from over $50 million per year to near zero, as its casino revenues went from $160 million per year to only $50 million.

Given the legalization of other casinos in the region, Rising Star will likely never earn what it earned in its early, heady days. But we think it has significant potential from its current and recent historical levels.

No new casinos are expected to open under current laws in Indiana and Ohio. Casino gaming in Kentucky seems to have stalled at a low installed base of historical horse racing machines, principally at race tracks distant from Rising Star. The two race tracks in Indiana near Indianapolis will be able to offer table games beginning in 2021. Today, they offer tables imbedded with video blackjack machines and an employee standing at the table.

Second, the regional gaming taxes have a progressive tax schedule. We have the lowest annual gaming revenues of any casino in Indiana or Ohio. As a result, we are also taxed at the lowest gaming tax rate, providing a competitive advantage. As we find ways to increase revenues, a healthy portion of the increase goes to the bottom line.

Third, we have a large footprint, largely from the days when revenues were significantly higher, justifying a large investment and providing the former owners a return on that investment. Today, we have the benefits of that footprint; it is valued within our stock price at much less than its replacement cost. Indeed, the theoretical replacement cost of Rising Star probably rivals the value of our entire company.

We made some significant marketing changes in 2015, including the introduction of the “Christmas Casino.” The Christmas Casino worked. It was the principal factor in the significant Adjusted Property EBITDA improvement in 2015.

We repeated the Christmas Casino in 2016, adding a retail component, some additional decorations and a rented ice rink, so the attraction could be “bigger and better” in its second year. This helped increase casino revenues in the Christmas Casino’s second year. The skating rink cost us about $150,000 and modestly hurt earnings, but we think we now know how to offer skating in future years at a more manageable cost.

The property also did well otherwise in the year, driven by other targeted marketing initiatives. Overall for 2016, net revenues rose 4%. -- it was the first time in ten years that the property showed an increase in annual gaming revenues. Adjusted Property EBITDA of $2.9 million compares to $4.0 million in 2015, though the 2015 period benefited from a $1.4 million property tax refund.

Meanwhile, we are starting to make physical improvements at Rising Star that should result in increased gaming revenues and higher returns.

We have a large parking lot that is no longer necessary for our current casino volumes, but which is conveniently located within our property. It has mature landscaping around it and is convenient to the front desk of the smaller of our two hotels. We’ve started construction on a 56-space RV park, which is expected to cost approximately $1.5 million and be completed by Memorial Day 2017.

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According to the Recreational Vehicle Industry Association, about 9% of all U.S. households now own recreational vehicles. The average cost of a new RV is approximately $40,000 and some $16 billion of them were sold last year. Over 60% are manufactured in Indiana, principally in the northern part of the state.

RV parks are common at casinos in many U.S. markets. We have a small one at the Silver Slipper. Just in Las Vegas, there are RV parks at Circus Circus, Sam's Town and Arizona Charlie’s. Many tribal casinos have them. Yet, none of the casinos in Indiana, Ohio or West Virginia offer RV parks.

Our RV park will have all the usual higher-end amenities -- full utility hook-ups with water, sewer and 50-amp power lines; full bathrooms with showers; a laundromat; and recreational amenities like shuffleboard, a fire pit, and bocce ball. It even will have a dog run. Equally important, it is a short walk from our casino and our golf course. RV customers will have access to our indoor swimming pool and small workout room. It also is located within walking distance of the neighborhood grocery store, the restaurant and historical district in downtown Rising Sun, and the Rising Sun boat ramp.

Many RV owners drag along a car so that they can have some mobility from the RV park without having to “unhook” the RV itself. In our case, that’s not necessary; there are plenty of services and amenities within easy walking distance.

From a casino operator’s point of view, RV owners are great customers. They can afford a fairly expensive recreational “toy.” They come to spend the night and essentially bring their own hotel room. And we believe they gamble at least as much as the population at large.

One of Rising Star’s competitive issues is its location on the west side of the Ohio River, across the river from a significant population. The nearest bridges, however, are each approximately 20 miles north and south of our property, respectively, and each bridge has a competing casino on its Indiana side. Today, many of our customers, particularly those from Cincinnati or Northern Kentucky, must pass a competing casino many miles before arriving at Rising Star.

To address this, the company has recently contracted with a shipyard for construction of a ferry boat. Our ferry will cost approximately $700,000, plus the cost of the roads and landings. All in, we expect the project to cost approximately $1.7 million, including the cost of the land acquired in Kentucky for the ferry landing.

Boone County, Kentucky, which is located across the river from Rising Star, is growing rapidly and has 128,000 people, with the second-highest per capita income in the state. Rising Star’s location in Ohio County, Indiana, by comparison, has only 6,000 people and a per capita income that is only 73% of that of Boone County.

We are working through our submission to the Army Corps of Engineers, whose approval is necessary to build the roads and ramps leading into the river. We will also need U.S. Coast Guard approval of the ferryboat itself and have designed it so that it meets the Coast Guard requirements.

We believe the ferry will provide a sound, cost-effective means of transporting guests from Kentucky to our casino. If all goes well, we hope to have the ferry boat in operation in the second half of this year.

We are also making physical improvements within the property itself.

Approximately 120 of the 190 guestrooms in our larger, older hotel were refurbished in 2012 and 2013. As a result, only 119 of the 190 rooms were renovated. We are now investing approximately $0.5 million to bring the additional rooms up to date. In a similar vein, we are ordering new carpeting and wallpaper for the guestroom corridors and new furniture for the hotel lobby.

More excitingly, we are preparing to make significant improvements to the “Pavilion.” This was once a large waiting area where customers could buy tickets and wait to board the then-cruising casino riverboat. That boat hasn’t cruised in approximately 15 years and the Pavilion is now an empty, cavernous space that guests cross to get to our casino or visit our restaurants. We are enhancing the indoor streetscape of the pavilion, adding artificial trees, improving the floors from its current stamped concrete, and enhancing the lighting. It will be a significant improvement from the customer arrival experience of today. We intend to have this completed within the next few months.

Meanwhile, we are designing improvements to the casino boat itself. These are a little more complicated, as it is a boat, with metal walls and flotation and balance considerations.

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Today, customers arrive on our boat from a short gangway. They arrive in a small space, squeezed at the top of some escalators, between an emergency stairwell and two elevators. It was designed to disembark and embark customers quickly, as the then-cruising casino riverboat changed from one customer group to the next, so it could cast off and resume gaming.

The boat could also accommodate a large number of customers. It wasn’t important to be the nicest casino in the region; it was the only casino in the region.

It’s much different today. The boat doesn’t cruise. It’s larger than is needed. It has many newer competitors, some of which offer lavish high-roller areas. It is now more important to be nice rather than merely big. Gaming revenues at this point are determined by the number of customers, not by the number of slot machines.

Fortunately, the gangway is fixed in its location, but the boat is not. We are going to move the boat back a few feet, so that customers enter a more spacious location,where we can create a real sense of arrival. We will also create a warm, exciting high-roller area near that sense of arrival. As part of this, we are also creating a new casino bar and will refurbish the nearby casino restrooms.

We expect this casino VIP area to be completed in early 2018.

We have also planned to convert part of the casino space to a new restaurant, which would be within the casino itself. Part of the reason for this is that we pay a “head tax” of $3 each time a person enters the casino. Today, if someone leaves the casino to get something to eat, then returns to gamble, we pay that head tax twice. We have a specific restaurant concept in mind and have expended some effort designing it.

As I write this, however, the Indiana legislature is considering a bill that would convert the head tax into a percentage gaming tax. The percentage tax would be based on the percentage that the head tax was to the gaming revenues in the recent past. If that bill becomes law, we actually have less incentive to put a restaurant on the casino boat itself and the money might be better spent improving the restaurants that we already have, which are more convenient from a back-of-the-house standpoint.

That same proposed bill in the Indiana legislature would eliminate, over time, a strange quirk in Indiana tax law. In Indiana, gaming taxes are not deductible in determining taxable income for state income taxes. Gaming taxes are one of our largest expenses and this can result in an inordinately high state income tax rate. For the larger casino operators in the state, this is a heavy burden. It could even result in an unprofitable casino having to pay significant state income taxes.

In our case, our revenues in Indiana in recent years have been so low that the double taxation issue has had little impact on us. However, it might become an issue as our growth projects ramp up and the property’s results continue to improve. Correcting this anomaly in the law could be significantly important to us in future years.

Proposal in Terre Haute, Indiana

We don’t have a casino in Terre Haute. In fact, there’s no casino in Terre Haute, a community that, when combined with neighboring communities in Illinois, has approximately 171,000 people.

In the years since Indiana legalized casinos in 1993, Illinois expanded casino gaming with slot machines in pubs and taverns. Then Ohio legalized casinos, while Kentucky has allowed historical racing machines at horse tracks.

Indiana has a fixed number of allowable “gambling games” at each of its casinos, based on the number of games that were operated historically. However, times have changed. Because of the expansion of gaming in neighboring states, much of the Indiana gaming capacity is in the wrong locations to maximize the economic development, jobs and tax revenues for the State.

Take our Rising Star casino. We are permitted to operate up to 1,489 “gambling games.” Under the unique definition used by the State, one slot machine is a “gambling game,” as is one craps table, even if 10 people are simultaneously playing craps.

Our gaming revenues at Rising Star in 2016 were $51.3 million. The State’s total gaming revenues were $2.2 billion and the total permitted “gambling games” are 26,610. The average revenues per permitted gambling game was $83,277. If we had the average revenues per gambling game, we would only need 616 gambling games to satisfy our customers. As noted, we are permitted to have 1,489 gambling games.

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As a benefit to the State and an opportunity for our company, we have offered to relocate our excess gaming capacity to another location, where we would invest in a new gaming facility, employ more people and generate more gaming taxes. We believe we could do so without having any negative impact on Rising Star or its community.

In 2015, we responded to a Request for Proposals (“RFP”) put out by the Indianapolis Airport Authority, seeking proposals for development of a large tract of surplus land owned by the airport and located on the west side of the city. We proposed a large, multi-use complex anchored by a casino, with that casino utilizing the surplus gaming capacity of Rising Star. It would have provided significant investment, jobs and tax revenues for the Indianapolis region, as well as healthy rent for the airport authority. It might also have increased traffic through the airport, as it would have been convenient for people to fly into Indianapolis to visit a quality casino adjoining the airport. We believe we offered the best proposal received by the airport authority, but the authority decided to retract its RFP rather than become embroiled in an attempt by us to develop a potential casino in the Indianapolis metropolitan area.

One in three Hoosiers live in Indianapolis, but the city has no casino. There are two race tracks with casinos, however, both owned by the same company, that are each approximately 30 miles to the northeast and southeast of Indianapolis. Those casinos opposed any efforts to allow more gaming in the area.

We returned in 2016 with a proposal to build a small casino in Terre Haute, an hour west of Indianapolis along the Indiana/Illinois border. This location is far from any existing Indiana casino, would benefit an economically depressed community, and would draw revenues from areas in Illinois that do not currently offer a casino.

This time, we had the strong support of the local community. The casino legislation was sponsored by local State Senator Ford. When the bill was heard by the public policy committee, it came to a 5-5 tie vote on the bill; unfortunately, it required a majority vote to proceed to the Senate floor.

We plan to be back to the legislature next year. The state’s tax revenues from gaming will continue to be under pressure. As noted, much of its permitted gaming capacity is in the wrong place. We think that the legislature will realize that this should be corrected. It’s our hope that this will create an opportunity for us, while also being a substantial “win” for the state.

Stockman’s Casino

Our Stockman’s Casino is in Fallon, Nevada, approximately an hour east of Reno and home to a large Naval Air Station and the famed Top Gun flying school. Our principal customers are the ranchers and retirees that live in this area, with the Naval Air Station being an important second source of business.

The large Tesla battery factory is being built about half an hour to our west and is eventually expected to employ approximately 10,000 people. This may create regional growth and opportunity. We expect most of that growth to fall to the west of that factory, toward Reno. Fallon, however, is a small community and even a small portion of the Tesla benefit would cause significant growth for the community.

Stockman’s is the clear leader of the several small casinos in this town and it had been neglected for many years. We replaced the carpet in the casino last year and recently changed the carpet in the coffee shop to a much more sanitary and durable vinyl product, which also looks better. We also removed some slot machines, making the casino more spacious.

We are making much bigger changes to its exterior. We demolished an administrative building that blocked the view of our casino and replaced it with a parking lot. Previously, our principal parking was essentially at the back of the casino, behind our kitchens, and customers had to walk around the building to gain entrance. We are adding a new porte cochère, which should be completed this quarter along with new landscaping and lighting. We recently revamped the property’s main sign, adding a larger, higher-resolution reader board. We are also reconditioning an old, historic sign and relocating it to the front of the property.

This has been a stable market; Churchill County’s casino revenues are consistently about $20 million per year. No new significant casino has opened in many years and none have closed. As recently as 2009, Stockman’s had a 35% share of this market. Through neglect, this had fallen to 26% in 2015. We think the physical improvements now underway will allow us to regain some market share, resulting in a high return on our investment. The total cost of these improvements is estimated to be approximately $1.5 million.

Results for the year showed improvement, despite construction disruption late in the year. Net revenues rose 7% and Adjusted Property EBITDA rose 31%. The improvements are being completed in stages just now through the next few months and the full benefit will probably be seen in 2018.

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Grand Lodge Casino at Hyatt Tahoe

We operate the Grand Lodge Casino within the unique Hyatt Regency Lake Tahoe, along the beautiful North Shore of Lake Tahoe. The casino is leased from Hyatt and the lease was scheduled to expire in September 2018. In late 2015, we reached an agreement with Hyatt where the lease was extended for five years, to September 2023, and the casino is to be refurbished. Hyatt is investing $3.5 million into the refurbishment and we are investing $1.5 million, principally into things like new chairs, gaming tables and slot machines. After the refurbishment is completed, our rent will increase from $1.5 million per year to $2.0 million per year. We believe that the benefits of the refurbishment will exceed the increase in our rent.

That refurbishment is now underway. We have been operating since January with only part of our casino, as the other portion is torn apart and being rebuilt. Soon, we will reopen the one part and close the other, so that the entire casino should be refurbished prior to the important summer season.

The refurbishment is exciting. The casino will have an entirely new look, with new carpet, wallpaper, light fixtures and new gaming tables, gaming chairs and slot chairs. The “look” is warm, inviting and appropriate to the luxury of the Hyatt and its beautiful mountain environment.

Previously, the casino had two bars. One, at the front of the casino, was effectively called “The Lonely Moose Bar,” as its decor largely consisted of a single moose head and few people ever sat there. The other bar was at the back of the casino, distant from the hotel lobby. We’ve consolidated the two bars into one attractive and well-designed venue, located toward the back of the casino, near the entrance from the casino parking. That makes it convenient for our local customers, while drawing hotel customers deeper into the casino than they might have otherwise ventured. Meanwhile, we are replacing The Lonely Moose Bar with a new slot machine area, which we think will be amongst the most productive on the entire casino floor.

We also have closed our small poker room, which was not profitable. We plan to use the space for other more profitable, casino games.

The Rights Offering

All of these little projects add up -- to about $10 million of capital spending.

Our company has significant leverage, with our second-lien debt bearing a high coupon of 13.5%. We didn’t want to further increase our debt load to finance these smaller projects, even though we expect the returns on these projects to be significantly higher than our cost of debt.

We generate significant positive cash flow, even after taking into consideration maintenance capital spending estimated at $3 million per year. We probably could have built these projects over time using cash generated from operations, but we wanted to move more quickly, so we could improve earnings more quickly, reduce our leverage and the cost of our debt capital, and prepare our company for further growth, including perhaps a hotel in Cripple Creek.

We calculated that we could fund about half of this $10 million from internally generated cash flows. For the other half, we opted to issue equity.

In the U.S., equity is commonly issued through an underwritten public offering. That’s expensive and time-consuming. It wouldn’t be cost effective for a $5 million offering. We opted to do a rights offering, which is a common way to raise equity in many foreign countries, but it is uncommon here. Essentially, it’s a reverse dividend, or similar to a capital call in a private partnership.

To motivate our shareholders to make this additional investment, we offered the new stock at a discount to where the stock was trading. If everyone exercised their rights and purchased the new stock, then everyone would have contributed equally to the $5 million capital raise. However, if someone didn’t exercise all of his or her rights, then they would be slightly diluted, as others were being allowed to purchase stock at below the market price.

Rights offerings are often “backstopped” by an individual or an institution, effectively providing assurance that the company will receive the intended proceeds. The “backstop party” commits to exercising any rights not exercised by others, often in return for a fee, in addition to purchasing shares at below market.

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In our case, I agreed to be the backstop party and did so without a fee. My fee, effectively, was the ability to purchase shares at the exercise price and I agreed to hold those shares for a period of time after their purchase. Furthermore, since I am the Company’s CEO, the shares are restricted shares, with encumbrances as to their eventual sale.

As it turned out, most shareholders exercised their rights and many shareholders opted to participate in the “over-allotment pool.” To raise $5 million at the exercise price of $1.30 per share, the company offered 3,846,154 rights. Of these, shareholders exercised 2.7 million rights. That left 1.1 million unexercised rights. Under my backstop agreement, I purchased 1.0 million of these. The remaining 0.1 million unexercised rights were substantially oversubscribed and were distributed on a pro rata basis.

In the end, the company raised the full $5 million on a cost-efficient basis. I’d like to thank our shareholders for their support. Besides the backstop agreement, certain family trusts and I also exercised the rights that pertained to the shares that we previously owned. I also have substantial stock options, but the company opted to not provide rights to option holders. All told, my family and I invested an additional $1.4 million into the company. It is generally a good thing to have the company’s CEO invest in the company and I was happy to do so, to help the company raise the $5 million, as a good investment for me and my family, and in light of the bright future I see for our company.

Other directors exercised their rights under the offering as well. Together, our board and executive officers currently own approximately 17% of our company, including vested options, with most of it purchased in the open market or through the rights offering.

Our Debt

The Company reached an agreement to purchase Bronco Billy’s in September 2015, making a $2.5 million non-refundable deposit. At the time, the debt markets were good and we anticipated refinancing our debt on favorable terms, including the money needed to close on the purchase.

In the gaming industry, however, it takes several months to be licensed in a new jurisdiction, even for companies licensed in other jurisdictions. By the time we were licensed in Colorado and approved to close the transaction, the debt markets had changed. Interest rates had spiked and liquidity had disappeared, largely a result of a plunge in energy prices.

For a while, it looked as if we might not be able to close the deal and we risked losing our deposit, as well as the opportunity to diversify our company and potentially expand Bronco Billy’s. Ultimately, however, our existing lenders stepped up, albeit at an expensive price. Our first-lien lenders extended the maturity of our existing bank debt by 25 months to May 2019, in return for receiving a first lien on the acquired property. Our second-lien lenders also extended their maturities and provided us the capital to close on the transaction.

We got it done, but it was expensive. Our second-lien debt is currently at an interest rate of 13.5%, although the shock of this is somewhat offset by the favorable 4.75% variable interest rate on our first-lien debt. We also had to provide the second-lien lender with warrants for 5% of our company at the then-trading price. We accepted these expensive terms, as the acquisition was important to our company. It was at an attractive price, it provided us with important diversification of income, and it provided us with a significant growth opportunity. We believed that the expensive debt would not be outstanding for long, while Bronco Billy’s could be an important part of our company for many years to come.

In the year since the purchase, our company has become stronger and debt markets have improved. The rights offering also helped, as it boosted our equity and demonstrated the support of our shareholders and our board.

We are again looking at refinancing our debt at more attractive interest rates. We have no immediate need to do so -- we still have a couple of years to go on our existing maturities. Often, it is best to refinance a company’s debt when the markets are favorable and the maturity of the existing debt is not imminent. If all goes well, we hope to do this refinancing before the end of the second quarter, as the call premium on our second-lien debt drops from 103 to 102 in mid-May. We also intend to design into the financing the ability to fund at least part of a new hotel at Bronco Billy’s. Until that refinancing is completed, of course, there is no certainty that we will be able to do so.

We are proud of the progress we’ve made in the approximately two years that our management team has overseen our company. When we arrived at Full House, virtually every property was trending down in revenues and earnings. We reversed that trend at every property in 2015. Our Adjusted EBITDA rose 30.5% from 2014 to the 2015 results. With the partial year of Bronco Billy’s in the 2016 numbers, our Adjusted EBITDA is 51.2% higher than 2014 levels.

8

Our stock has approximately doubled since the new management team arrived, yet is still valued below that of many of its peers. We think we have a long way to go. It is easier for a small company to grow faster and for a longer period of time than a large company. Ultimately, stock price appreciation is a function of the growth rate of a company, not of its size. In this industry, larger companies tend to trade at higher multiples, presumably reflecting the diversity and stability of their operations. We believe that if we are careful, maintain diversity and stability, and grow our company to a larger size in smart and rational ways, then perhaps we will also trade at those higher multiples.

We thank our shareholders for your support. We will continue to work hard and effectively on your behalf.

/s/ Daniel R. Lee
Daniel R. Lee
President and Chief Executive Officer

Note: This letter supplants the glossy annual reports that are still prepared by some companies; such a report would not be economical for our small company. For a full description of our financial results, please see our annual report on Form 10-K that was filed with the Securities and Exchange Commission and that is available on our website, at www.fullhouseresorts.com.

This letter contains statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this letter include, but are not limited to, the statements regarding Full House’s proposed capital improvements and investments at its properties, completion of its debt refinancing, and our operating trends and expected results of operations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House.  Information concerning potential risk factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

This letter also contains supplemental financial information and should only be viewed in conjunction with our audited financial results reported using U.S. generally accepted accounting principles (GAAP) and as filed with the Securities and Exchange Commission. A reconciliation between non-GAAP measures such as Adjusted EBITDA and Adjusted Property EBITDA and GAAP measures is attached as Annex 1 to this proxy statement and can also be found in the Company’s Form 10-K for the fiscal year ended December 31, 2016.

9

FULL HOUSE RESORTS, INC.
4670 South Fort Apache Road, Suite 190
Las Vegas, Nevada 89147

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on the 22nd day of May, 2017

Dear Stockholder:

As I write this letter, it has been just over two years since the board was reconstituted and new management was recruited to lead the company. Since that effort began, our share price has more than doubled from $1.19 on October 8, 2014 to $2.50 on April 9, 2017.

I view the function of the board as follows: develop a strategy, hire and work with a management team to implement that strategy, allocate capital, measure the results, reward the team or hold them accountable, and plan for the future. My role as chairman is to keep the board focused on these tasks.

To help us with these efforts, we have a wide range of experience in the board room today: legal, human resources, accounting, governance, finance, and a healthy dose of hospitality and gaming.

The board has been fortunate to recruit and work with Dan Lee as the CEO. Hopefully you have met him in person or via teleconference. From day one, Dan has reinvigorated the existing team and he has recruited excellent talent where necessary to improve the company.

The board has worked with management to develop and support a strategy of growing organically where we can and pursuing acquisitions if the price is right. In both instances, we try to generate good returns on our capital.

We have also supported a strategy to strengthen our balance sheet. The rights offering in the fall of 2016 served this purpose and will also help finance some modest capital projects at each of our properties. These projects should help us both grow and obtain a more favorable cost of capital. Shareholders should see the fruits of these efforts as each of the projects are completed and hopefully the debt market will reward our efforts with reduced interest expense. We see the relationship between growth and lower interest expense as a virtuous circle and we are working diligently to complete this arc. That said, our to-do list is always longer than our day.

The board is presenting to shareholders a proposal to increase the equity incentive plan. We are very cognizant of the potential dilution to shareholders, but we believe that options vesting over years is one way to align management with long-term value at a small company like ours.

We are also working on a management incentive plan to reward management for success on achieving strategic goals. Our plan will focus on cash flow growth, return on invested capital, free cash flow per share, and other discretionary metrics. Rewards will be payable by the board in either cash, stock or options. No plan is perfect, but our aim is to keep management clearly and firmly aligned with shareholders and enthusiastic to build our company.

Management and the board own a significant number of shares and we have a substantial amount of our own money at stake. Collectively, we currently own approximately 17% of the company, including vested options. I believe that this investment we have made, and recently increased during the rights offering, fortifies an owner-oriented culture we hope to promote.

Finally, you are invited to attend our Annual Meeting of Stockholders, which will be held at 10:00 a.m., local time, on the 22nd day of May, 2017, at the law offices of Greenberg Traurig, located at 3773 Howard Hughes Parkway, Suite 400 North, Las Vegas, Nevada 89169.

The following items will be on the agenda:

1.	Election of eight members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	Approval of an amendment to our 2015 Equity Incentive Plan (the "2015 Plan") to increase the number of shares available for issuance under the 2015 Plan;

3.	Ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants (“Piercy Bowler Taylor & Kern”), as our independent registered public accounting firm for 2017;

4.	An advisory vote to approve named executive officer compensation; and

5.	Transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 4, 2017 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

I look forward to seeing you at the meeting. If you are unable to attend, I would still welcome your feedback. I am always available.

Sincerely,

/s/ Bradley M. Tirpak
Bradley M. Tirpak
Chairman

Las Vegas, Nevada
April 14, 2017

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU EXECUTE A PROXY CARD, YOU MAY NEVERTHELESS ATTEND THE MEETING, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

This proxy statement, the enclosed form of proxy, and the letter from our President and Chief Executive Officer are first being mailed to stockholders on or about April 14, 2017. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is being mailed with this proxy statement, but is not part of the proxy soliciting materials.

TABLE OF CONTENTS

PROXY STATEMENT	1

ABOUT THE MEETING	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4

PROPOSAL ONE:
ELECTION OF DIRECTORS	6

CORPORATE GOVERNANCE	8

INFORMATION CONCERNING EXECUTIVE OFFICERS	12

EXECUTIVE COMPENSATION	13

PROPOSAL TWO:
APPROVAL OF AN AMENDMENT TO THE 2015 EQUITY INCENTIVE PLAN	18

PROPOSAL THREE:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS	25

PROPOSAL FOUR:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	27

GENERAL INFORMATION	28

ANNEX 1: GAAP TO NON-GAAP RECONCILIATIONS	29

ANNEX 2: FULL HOUSE RESORTS, INC. 2015 EQUITY INCENTIVE PLAN	31

2017 ANNUAL MEETING OF STOCKHOLDERS
OF
FULL HOUSE RESORTS, INC.

PROXY STATEMENT

This proxy statement contains information relating to the 2017 Annual Meeting of Stockholders of Full House Resorts, Inc. (referred to herein as “we”, “us”, “our” and the “Company”), to be held at10:00 a.m., local time, on the 22nd day of May, 2017, at the law offices of Greenberg Traurig, located at 3773 Howard Hughes Parkway, Suite 400 North, Las Vegas, Nevada 89169, and to any adjournments or postponements.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2017

This proxy statement, form of proxy and our annual report on Form 10-K are also available on our website at www.fullhouseresorts.com or at www.proxyvote.com.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of eight directors;

•	the approval of an amendment to our 2015 Plan to increase the number of shares available for issuance under the 2015 Plan;

•	the ratification of Piercy Bowler Taylor & Kern as our independent registered public accounting firm; and

•	an advisory vote to approve named executive officer compensation.

The stockholders also will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 4, 2017, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in “street name”. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting included in the enclosed proxy materials.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you are the beneficial owner of shares held in street name, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. You will also need a photo ID to gain admission.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of 40% of the total number of shares of our common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 22,864,963 shares of our common stock were outstanding and held by approximately 90 stockholders of record.

As of the record date, no shares of our preferred stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

If less than 40% of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you are a stockholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail; or

•	in person at the meeting.

If you are a beneficial owner of shares held in street name, you must follow the voting procedures of your nominee included in your proxy materials. Beneficial owners who wish to vote in person at the meeting will need to obtain a proxy from their nominee.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

The enclosed proxy is solicited on behalf of the Board of Directors of the Company (the “Board”). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. The recommendation of the Board is set forth with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of the nominated slate of directors (see pages 6 through 8).

•	FOR the approval of an amendment to our 2015 Plan to increase the number of shares available for issuance under the 2015 Plan (see pages 18 through 24).

•	FOR the ratification of Piercy Bowler Taylor & Kern as our independent auditors (see page 25).

•	FOR the proposal regarding an advisory vote to approve named executive officer compensation (see page 27).

The Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the Board, or if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

•	Election of Directors. An affirmative vote of a majority of the votes cast at the meeting is required for election of each director.

•
Approval of an amendment to our 2015 Plan to increase the number of shares available for issuance under the 2015 Plan. An affirmative vote of a majority of the votes cast at the meeting is required for approval of this amendment.

•	Ratification of Piercy Bowler Taylor & Kern. An affirmative vote of a majority of the votes cast at the meeting is required for the ratification of our independent registered public accounting firm.

•	Advisory vote to approve named executive officer compensation. An affirmative vote of a majority of the votes cast at the meeting is required for the approval of this advisory proposal.

•
Other Items.  For any other item that may properly come before the meeting, the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, will be required for approval, unless otherwise required by law.

How are abstentions treated?

Abstentions will not be counted as votes cast in the final tally of votes with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.

What are “broker non-votes” and how are they treated?

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposal 1, Proposal 2 or Proposal 4, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 3, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the effect of the advisory vote on Proposal 4?

Although the advisory vote on Proposal 4 is non-binding, our Board and its compensation committee will annually review the results of the vote and take them into account in making determinations concerning executive compensation.

Who pays for the preparation of the proxy statement?

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees or authorized agents may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us to solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine in the future that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

Do I have dissenter’s or appraisal rights?

You have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Where can I find voting results of the annual meeting?

We will announce the results for the proposals voted upon at the annual meeting and publish final detailed voting results in a Form 8-K filed within four business days after the annual meeting.

Who should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: Full House Resorts, Inc., 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147, Telephone: (702) 221-7800.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the record date concerning the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

The address for each of our executive officers and directors is c/o Full House Resorts, Inc., 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Class Outstanding (1)
Named Executive Officers and Directors:
Kenneth R. Adams (2)	88,888	*
Carl G. Braunlich (2)	50,892	*
W.H. Baird Garrett (2)	61,318	*
Ellis Landau (2)	89,549	*
Daniel R. Lee (3)	1,906,957	8.1%
Kathleen Marshall (2)	48,892	*
Craig W. Thomas (2)	755,303	3.3%
Bradley M. Tirpak (2)	671,924	2.9%
Lewis A. Fanger (4)	210,590	*
Elaine L. Guidroz (5)	62,274	*
All Executive Officers and Directors as a Group (10 Persons)	3,946,587	16.6%

Holding More than 5%:
RMB Capital Holdings, LLC (6)	2,269,299	9.9%
Franklin Resources, Inc. (7)	1,923,520	8.4%

*	Less than 1% of the outstanding shares of common stock.

(1)
Shares are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the power to vote, to direct the voting of and/or dispose of or to direct the disposition of, such security, or if the person has a right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. Any securities outstanding that are subject to options or warrants exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. The percentages shown are based on 22,864,963 shares of common stock issued and outstanding as of April 4, 2017.

(2)	Includes 10,588 shares which are subject to options that are exercisable within 60 days of April 4, 2017.

(3)
Includes (a) 1,000,122 shares owned by Mr. Lee as of April 4, 2017, (b) 550,570 shares which are subject to options that are currently exercisable, (c) 72,659 shares which are subject to options that are exercisable within 60 days of April 4, 2017, (d) 127,945 shares beneficially owned by a subtrust for the benefit of Mr. Lee's children, (e) 139,735 shares beneficially owned by a family trust for the benefit of Mr. Lee's children, and (f) 15,926 shares beneficially owned by an account for the benefit of Mr. Lee's daughter previously established pursuant to the Massachusetts Uniform Transfer to Minors Act. Mr. Lee has sole voting and dispositive power over these shares.

(4)
Includes (a) 18,923 shares owned by Mr. Fanger as of April 4, 2017, (b) 162,500 shares which are subject to options that are currently exercisable, and (c) 29,167 shares which are subject to options that are exercisable within 60 days of April 4, 2017.

(5)
Includes (a) 15,000 shares directly owned by Ms. Guidroz as of April 4, 2017, (b) 608 shares beneficially owned that are held indirectly by Ms. Guidroz's spouse, (c) 16,666 shares which are subject to options that are currently exercisable, and (d) 30,000 shares which are subject to options that are exercisable within 60 days of April 4, 2017.

(6)
Based on information disclosed in Schedule 13G/A, as filed with the SEC on February 13, 2017 pursuant to a joint filing agreement by and among RMB Capital Holdings, LLC, RMB Capital Management, LLC and Iron Road Capital Partners, LLC. RMB Capital Holdings, LLC, RMB Capital Management, LLC, and Iron Road Capital Partners, LLC reported shared voting and dispositive power over 2,269,299 shares. The principal business address of RMB Capital Holdings, LLC, RMB Capital Management, LLC and Iron Road Capital Partners, LLC is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

(7)
Based on information disclosed in Schedule 13G/A, as filed with the SEC on February 8, 2017. Franklin Resources, Inc. (“FRI”), its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of FRI), reported holdings of our common stock beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of subsidiaries of FRI. FRI reported that Franklin Advisory Services, LLC has sole voting and dispositive power for all such shares. The principal business address of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403-1906. The principal business address for Franklin Advisory Services, LLC is 55 Challenger Road, Suite 501, Ridgefield Park, NJ 07660.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our directors and executive officers and persons who own more than ten percent of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulation to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, Section 16 filings show no late filings. We believe that all Section 16(a) reports were timely filed by our officers, directors and greater than ten percent beneficial owners.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Amended and Restated By-laws (the “By-laws”) provide that the number of directors constituting our Board shall be fixed from time to time by the Board. Our Board currently consists of eight directors. The nominees to be voted on by stockholders at this meeting are Kenneth R. Adams, Carl G. Braunlich, W.H. Baird Garrett, Ellis Landau, Daniel R. Lee, Kathleen Marshall, Craig W. Thomas and Bradley M. Tirpak. Directors are elected by a majority of the votes cast, assuming a quorum is present. The term of office of each director ends at the next annual meeting of stockholders or when his or her successor is elected and qualified.

All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our Board may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of each of the nominees.

Director Nominees

We believe that each of our nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. In addition, each of our nominees is being nominated because they each possess high standards of personal integrity, are accomplished in their field, have an understanding of the interests and issues that are important to our stockholders and are able to dedicate sufficient time to fulfilling their obligations as a director.

Each nominee’s biography containing information regarding the individual’s service as a director, business experience, director positions held currently or within the last five years and other pertinent information about the particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

Kenneth R. Adams, 74, joined our Board in January 2007. Mr. Adams is a principal in the gaming consulting firm, Ken Adams Ltd., which he founded in 1990. He is also an editor of the Adams’ Report monthly newsletter, the Adams’ Daily Report electronic newsletter and the Adams Analysis, each of which focus on the gaming industry. Since 2012, Mr. Adams has been a partner in the Colorado Grande in Cripple Creek, Colorado, a limited-stakes casino with a restaurant and bar. Since August 1997, Mr. Adams has been a partner in Johnny Nolon’s Casino in Cripple Creek, Colorado, a limited stakes casino with a restaurant and bar. From 2001 until 2008, he served on the board of directors of Vision Gaming & Technology, Inc., a privately held gaming machine company, and he formerly served on the board of directors of the Downtown Improvement Agency in Reno, Nevada. The Board believes Mr. Adams is qualified to serve as a Director due to his 40 years of gaming industry experience, including specific experience as a casino operator, his knowledge of the casino industry, and his continuing analysis and review of the industry.

Dr. Carl G. Braunlich, 64, has been one of our directors since May 2005, and is the current Vice Chairman. Since August 2006, he has been an Associate Professor at the University of Nevada, Las Vegas. Dr. Braunlich holds a Doctor of Business Administration in International Business from United States International University, San Diego, CA. Prior to joining the faculty of University of Nevada, Las Vegas, Dr. Braunlich was a Professor of Hotel Management at Purdue University since 1990. Previously he was on the faculty at United States International University. Dr. Braunlich has held executive positions at the Golden Nugget Hotel and Casino in Atlantic City, New Jersey and at Paradise Island Hotel and Casino, Nassau, Bahamas. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel and Casino, Bellagio Resort and Casino, International Game Technology, Inc., Atlantic Lottery Corporation, Nova Scotia Gaming Corporation and the Nevada Council on Problem Gambling. Dr. Braunlich was on the board of directors of the National Council on Problem Gambling, and he has served on several problem gambling committees, including those of the Nevada Resort Association and the American Gaming Association. The Board believes that Dr. Braunlich is qualified to serve as a Director due to his knowledge of and experience gained over 15 years in the casino industry and his position as an educator and consultant to the casino industry.

W.H. Baird Garrett, 55, joined our Board in November 2014. Since July 2015, Mr. Garrett has served as Senior Vice President of Legal at Elasticsearch, Inc., a leading software company in the enterprise search and data analytics space. From October 2008 through September 2015, Mr. Garrett served as an attorney at VLP Law Group, including as the chair of its Technology Transactions practice group. Mr. Garrett has extensive experience in corporate law, having represented clients as diverse as The Walt Disney Company and the venture capital firm of Kleiner, Perkins, Caufield and Byers. He specializes in the negotiation of complex commercial transactions, particularly those involving new technology and intellectual property, such as the purchase and licensing of gaming devices and on-line gaming software. Mr. Garrett also previously practiced law at the law firm of Wilson, Sonsini, Goodrich and Rosati in Palo Alto, CA and Seattle, WA. Prior to entering private practice, he clerked for the Delaware Court of Chancery. Mr. Garrett earned a B.A. degree from Pennsylvania State University, an M.A. degree from the University of Chicago and a J.D. degree from the University of Virginia School Of Law. The Board believes that Mr. Garrett is qualified to serve as a Director due to his expertise in complex legal transactions involving technology and gaming devices.

Ellis Landau, 73, joined our Board in November 2014. Mr. Landau is a private investor who serves on various for-profit and non-profit boards. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation, a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International and the Securities and Exchange Commission. Mr. Landau was President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owned and operated Aliante Casino + Hotel in North Las Vegas, Nevada until 2016 when it was sold to Boyd Gaming Corporation. From 2007 to 2011, Mr. Landau was a member of the board of directors of Pinnacle Entertainment, Inc., a leading gaming company, where he served as chair of the audit committee and as a member of its nominating and governance committee and its compliance committee. Mr. Landau served as a director of Spectrum Group International from 2012 until March 2014. Mr. Landau has served as a director of A-Mark Precious Metals (formerly a part of Spectrum Group International) since March 2014 and is chairman of the audit committee and a member of the compensation committee. Mr. Landau currently holds a gaming license in Indiana and Colorado and he has previously been licensed in Nevada and Mississippi, which are collectively all four of the jurisdictions where the Company operates. Mr. Landau earned his B.A. in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School. The Board believes that Mr. Landau is qualified to serve as a Director due to knowledge of and experience in the casino and hospitality industries and his experience as a director for gaming companies, as well as his service on various committees of those boards.

Daniel R. Lee, 60, joined our Board, and was appointed as our President and Chief Executive Officer, in November 2014. Mr. Lee was the Managing Partner of Creative Casinos, LLC, a developer of casino resorts, from September 2010 through December 2014. He was previously Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., a casino operator and developer, from 2002 to 2009. In the 1990s, he was Chief Financial Officer, Treasurer and Sr. Vice President of Finance and Development at Mirage Resorts, reporting to Mirage CEO Steve Wynn. During the 1980s, Mr. Lee was a securities analyst for Drexel Burnham Lambert and CS First Boston, specializing in the lodging and gaming industries. He serves as an independent director of Associated Capital since November 2015, where is a member of the governance committee. He also serves as a director of Myers Industries, Inc. since April 2016, where he is a member of the audit committee and the corporate governance and nominating committee. Mr. Lee previously served as an independent director of LICT Corporation and of ICTC Group, Inc. While working as a securities analyst, he was a Chartered Financial Analyst. Mr. Lee earned his M.B.A. in finance and a B.S. degree in Hotel Administration, both from Cornell University. The Board believes that Mr. Lee is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries and his executive management experience as Chief Executive Officer of a large public corporation.

Kathleen Marshall, 61, joined our Board in January 2007. Ms. Marshall has also been appointed the Chairperson of our Audit Committee. Ms. Marshall is a Certified Public Accountant who, since June 2016, has served as Controller for the Casino Reinvestment Development Authority (CRDA) in Atlantic City, NJ. She provided consulting services to CRDA from January 2016 to June 2016. From October 2008 through January 2016, Ms. Marshall served as Director of Business Development of Global Connect, LLC a web-based voice messaging company. Prior to that, from July 2003 through August 2008, Ms. Marshall served as Vice President of Finance for Atlantic City Coin & Slot Service Co. Inc., which designs, manufactures and distributes gaming equipment. Between January and June 2003, Ms. Marshall worked as a consultant. From April 1999 to December 2002, she served as Vice President of Finance for the Atlantic City Convention and Visitors Authority, a government agency responsible for enhancing the economy of the region with coordination of the operations of the Atlantic City Convention Center. Prior to that, Ms. Marshall held various finance positions with several Atlantic City Casinos, including Vice President of Finance at Atlantic City Showboat, Inc. and various internal audit and financial positions at Caesars Atlantic City, Inc. In addition, Ms. Marshall has worked as a public accountant in the audit division of Price Waterhouse. The Board believes that Ms. Marshall is qualified to serve as a Director due to her knowledge of and experience in the casino industry and her background as a financial officer for casino and casino-related companies.

Craig W. Thomas, 42, joined our Board in November 2014. Mr. Thomas is a professional investor with more than 15 years of investing experience who has been a portfolio manager at CR Intrinsic Investors and S.A.C. Capital Advisors and an analyst at Goff Moore Strategic Partners and Rainwater, Inc. He is currently the co-founder of Shareholder Advocates for Value Enhancement (S.A.V.E.) and manages various other investment partnerships. Prior to becoming a professional investor, Mr. Thomas was a consultant at The Boston Consulting Group. Mr. Thomas is a former director of Laureate Education, Inc. (LAUR) and Direct Insite Corporation, currently Paybox Corp., from May 2011 to June 2014. In addition, Mr. Thomas currently serves as a director of United States Antimony Corporation (UAMY) since May 2016. Mr. Thomas earned an A.B. from Stanford University and an M.B.A. from the Graduate School of Business at Stanford University. The Board believes that Mr. Thomas is qualified to serve as a Director due to his knowledge and experience in portfolio management, investment analysis and stockholder advocacy.

Bradley Tirpak, 47, joined our Board in November 2014, and is the current Chairman. Mr. Tirpak is a professional investor with more than 20 years of investing experience. Since October 2016, he has served as a portfolio manager and Managing Director at Palm Management UK LP, a private investment company. Since 1996, Mr. Tirpak has been a portfolio manager at Credit Suisse First Boston, Caxton Associates and Sigma Capital Management, and a managing member of various investment partnerships. Between 1993 and 1996, he was the founder and CEO of Access Telecom, Inc. an international telecommunications company doing business in Mexico. Mr. Tirpak served as a director at Applied Minerals, Inc. from March 2015 to February 2017 and as a director of USA Technologies, Inc. from 2010 to 2012. Mr. Tirpak earned a B.S.M.E. from Tufts University and an M.B.A. from Georgetown University. The Board believes that Mr. Tirpak is qualified to serve as a Director due to his knowledge and experience as an investor, portfolio manager, and as a stockholder advocate.

OUR BOARD RECOMMENDS
A VOTE “FOR” EACH OF THE NOMINEES.

CORPORATE GOVERNANCE

Meetings

During 2016, the Board held six regular meetings and no special meetings. Each of our directors attended at least 75% of the aggregate number of meetings of the Board that were held during the period such person served on the Board, and at least 75% of the number of committee meetings held during the period that such person served on such committee. We have no specific requirements regarding attendance at the annual meeting of stockholders by our directors. In 2016, all of our directors attended the annual meeting in person.

Independence of Directors

Under the corporate governance standards of the NASDAQ Stock Market LLC (“NASDAQ”), at least a majority of our Board and all of the members of our audit committee, compensation committee, and the nominating and corporate governance committee must meet the test of independence as defined by the listing requirements of NASDAQ. Our Board, in the exercise of its reasonable business judgment, has determined that Mr. Adams, Dr. Braunlich, Ms. Marshall, Mr. Garrett, Mr. Landau, Mr. Thomas and Mr. Tirpak qualify as independent directors pursuant to NASDAQ and SEC rules and regulations. In making the determination of independence, our Board undertook a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. In addition, the Board considered the recommendations of our nominating and corporate governance committee, which also considered whether such directors would be deemed to be “independent”.

Board Committees

We have four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, and the compliance committee, each of which operates under a written charter adopted by the Board. A current copy of each of the audit committee, compensation committee and nominating and corporate governance committee charters is available through the Management & Governance-Documents link on our website, www.fullhouseresorts.com.

Audit Committee

The audit committee is comprised of three members: Ms. Marshall, Mr. Thomas and Mr. Tirpak. Ms. Marshall serves as chair and financial expert on the audit committee. Our Board has determined that Ms. Marshall is an audit committee financial expert as defined by the rules and regulations of the SEC. Our Board, in its reasonable judgment, has determined that each member of the audit committee is independent as defined under the applicable NASDAQ listing standards and meets the enhanced independence standards for audit committee members required by the SEC. Our audit committee held eight meetings in 2016.

The audit committee’s functions include overseeing and monitoring:

•	the activities of our financial reporting process;

•	our systems of internal controls over financial reporting;

•	the integrity of our financial statements;

•	the independent auditors’ qualifications, independence and performance; and our overall risk management profile.

The audit committee also assists our Board in ensuring compliance with legal and regulatory requirements in our financial reporting process.

Please refer to the audit committee report, which is set forth below, for a further description of our audit committee’s responsibilities and its recommendations with respect to our audited consolidated financial statements for the year ended December 31, 2016.

Compensation Committee

The compensation committee is comprised of three members: Dr. Braunlich, Mr. Tirpak and Mr. Thomas. Dr. Braunlich serves as chair of the compensation committee. Our Board, in its reasonable judgment, has determined that each member of the compensation committee is independent as defined under the applicable NASDAQ listing standards, Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee held three meetings in 2016. The compensation committee is generally responsible for reviewing and making recommendations to the Board regarding all forms of compensation to be provided to our executive officers, directors and, where appropriate, employees.

The compensation committee’s functions include:

•	reviewing and determining the corporate goals and objectives of the CEO, and any employee that reports directly to the CEO;

•	at least annually, evaluating the performance of the CEO and any employee that reports directly to the CEO;

•	reviewing and approving the compensation of the CEO;

•	reviewing and approving, or recommending for approval to the Board the compensation of any employee that reports directly to the CEO;

•
reviewing and approving, or recommending for approval to the Board individual performance objectives, and general compensation goals and guidelines for employees and the criteria by which bonuses to such employees are determined;

•	reviewing and approving, or recommending for approval to the Board the compensation policy for executive officers and directors, and such other employees as directed by the Board;

•	reviewing and evaluating annually the Company’s incentive compensation plans; and

•	developing and recommending for approval to the Board an executive officer succession plan.

Management provides recommendations to the compensation committee on the amount and type of executive compensation as well as individual performance objectives for bonuses and incentive compensation, and the compensation committee reviews and considers these recommendations. In formulating its recommendations to the Board, the compensation committee additionally considers the performance of the Company as a whole as well as information previously provided by an executive employment consultant. The compensation committee determines the fulfillment of the individual performance objectives, which are based on specific growth goals consistent with the annual business plan, and recommends individual bonus and incentive compensation amounts to the Board.

The compensation committee reviews a number of factors when evaluating compensation of executives, including any potential base salary increases. Such factors include, but are not limited to, a periodic review of our peer group within the gaming industry for equivalent positions of companies of similar size and status, external market conditions, and individual factors. Such individual factors include the executive’s experience, tenure, education, job performance, financial contributions and impact to us, complexity of the executive’s responsibilities and any unique skills or qualities the executive possesses.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was at any time during 2016 or at any other time an officer or employee of our Company. No executive officer of the Company is also a member of a compensation committee for a company that has one or more executive officers serving as a member of our Board or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of three members: Mr. Thomas, Mr. Garrett and Mr. Tirpak. Mr. Thomas serves as chair of the nominating and corporate governance committee. The nominating and corporate governance committee held one meeting in 2016.

The nominating and corporate governance committee is generally responsible for assisting our Board with respect to nominating new directors.

The nominating and corporate governance committee’s functions include:

•
Determining, and periodically reviewing, specific, minimum qualifications and characteristics that the nominating and corporate governance committee believes must be met by a nominee for a position on the Board or on a Board committee;

•
Determining, and periodically reviewing, (i) whether there are any specific qualities or skills that the nominating and corporate governance committee believes are necessary for one or more directors to possess, including such factors as business experience, skills, and knowledge with respect to gaming, finance, marketing, and financial reporting, (ii) the overall diversity of the Board, and (iii) any other areas that may be expected to contribute to an effective Board;

•
Pursuant to the qualifications set forth by the nominating and corporate governance committee from time to time, identifying, evaluating, proposing and approving and recommending to the Board for approval nominees for election or appointment to the Board, including nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders;

•
Evaluating, proposing, and approving any nominations of director candidates validly made by stockholders in accordance with policies and procedures adopted by the Board and applicable laws, rules, and regulations;

•	If a vacancy on the Board or any Board committee occurs, identifying, evaluating, proposing, and approving a candidate to fill such vacancy pursuant to the terms of the Company’s By-laws;

•	Developing and recommending to the Board, and reviewing at least annually, a set of corporate governance guidelines applicable to the Company, and recommending changes to the Board as appropriate;

•
Overseeing the Company’s corporate governance practices and procedures, including identifying best practices and recommending for approval any changes to documents, policies and procedures within the Company’s corporate governance framework, including the Company’s Articles of Incorporation and By-laws; and

•
Reviewing and discussing with management the Company’s corporate governance practices, including information regarding the operations of the nominating and corporate governance committee and other Board committees, director independence, and the processes related to director nominations.

The nominating and corporate governance committee considers all qualified director candidates regardless of age, race, gender, national origin or religion. The nominating and corporate governance committee will consider stockholder recommendations for director candidates and will do so in the same manner that it considers all director candidates. Other than as provided by applicable law, there are no specific, minimum qualifications that must be met by a director nominee recommended by a stockholder except that a director must be of full age.

In 2016, the Board amended our By-Laws to, among other things, adopt advance notice requirements related to stockholder business, including nomination of directors. Under our By-Laws, if a stockholder wishes to submit a nominee for consideration by the nominating and corporate governance committee, the stockholder must deliver or mail notice of the request to the Corporate Secretary, in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. However, if the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, such notice must be received by the Corporate Secretary no later than 10 days following the date of public disclosure of the annual meeting date. The notice must be accompanied by the information concerning the nominee and proposing stockholder described in Article I, Section 12 of our By-Laws including disclosure of: (i) the number of shares of our capital stock owned of record and beneficially by the nominee, (ii) a description of any agreement, arrangement or understanding between a proposing stockholder and any other persons acting in concert, (iii) information we deem appropriate to ascertain the nominee’s suitability to serve on the Board or eligibility to serve as an independent director, and (iv) any other information required to comply with the proxy rules and regulations. A nomination not made in accordance with the procedures set forth in our By-Laws is void.

Although the nominating and corporate governance committee’s charter permits the committee to engage a search firm to identify director candidates, we did not pay any third parties a fee to assist in the process of identifying or evaluating director candidates in 2016.

Compliance Committee

The compliance committee is comprised of five members: Mr. Adams, Dr. Braunlich, Mr. Garrett, Mr. Lee and Ms. Marshall. Mr. Adams serves as chair of the regulatory compliance committee. The regulatory compliance committee’s functions include reviewing and making recommendations to the Board regarding compliance with gaming laws and regulations. The regulatory compliance committee held five meetings in 2016.

The compliance committee meets quarterly to review the items determined by the Colorado, Nevada, Indiana and Mississippi Gaming Control Boards to be of sufficient material interest to warrant review by a committee of the Board. During 2016, the committee met quarterly and reviewed reports from our Compliance Officer.

Board of Directors Leadership Structure

The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for our Company. We currently have separate persons serving as the Chief Executive Officer and as Chairman of the Board, in recognition of the differences between the two roles. Our Chairman is responsible for setting the agenda for each of the meetings of the Board and the annual meetings of stockholders, and our Chief Executive Officer is responsible for the strategic direction of the Company and the general management of its business, financial affairs and day-to-day operations. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our stockholders while recognizing the day-to-day management direction of the Company by the Chief Executive Officer. Accordingly, we believe this structure has been the best governance model for the Company and our stockholders to date.

Mr. Tirpak currently serves as our Chairman and Dr. Braunlich currently serves as our Vice Chairman of the Board. Mr. Tirpak and Dr. Braunlich are both independent directors. During 2016, the independent directors met two times in conjunction with our regular Board meetings. All of our Board committees are compromised only of independent directors except for our compliance committee, which includes Mr. Lee, our President and Chief Executive Officer. Each committee is chaired by an independent director. Our Board leadership structure is commonly utilized by other public companies in the United States of comparable size and scope. We believe that an independent Chairman and Vice Chairman and only independent directors serving on our Board committees (other than the compliance committee) provide an effective and balanced leadership structure. With experienced and participating independent directors, we believe we have the proper leadership structure.

Board’s Role in Risk Oversight

The audit committee is responsible for reviewing and assessing financial risk to the Company. The compensation committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice. In addition, the compliance committee is responsible for the oversight and review of all matters of gaming regulatory importance. We believe that these committees provide us with proper risk oversight.

Code of Conduct and Ethics

Our Board has adopted a code of conduct and ethics applicable to each of our directors, officers and employees. In addition, our Board has adopted a separate code of ethics applicable to the Chief Executive Officer and senior financial officers. The full text of the code of conduct and ethics is available through the "Management & Governance -- Documents" link on our website, www.fullhouseresorts.com.

Director Compensation

Each non-employee director’s compensation in 2016 consisted of three components: (1) cash compensation that in May 2016 was increased to $20,000 per year, paid quarterly in arrears, (2) a grant of 7,059 shares of common stock, and (3) a stock option grant to purchase 10,588 shares with an exercise price of $1.70 per share, vesting in full on May 10, 2017. The table below summarizes the compensation paid by us to our current non-employee directors for services rendered for 2016. Directors who are employed by us do not receive additional compensation for serving as directors.

Director Compensation - 2016
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Kenneth R. Adams	$18,000	$11,577	$6,796	$36,373
Carl G. Braunlich	18,000	11,577	6,796	36,373
W.H. Baird Garrett	18,000	11,577	6,796	36,373
Ellis Landau	18,000	11,577	6,796	36,373
Kathleen Marshall	18,000	11,577	6,796	36,373
Craig W. Thomas	18,000	11,577	6,796	36,373
Bradley M. Tirpak	18,000	11,577	6,796	36,373

(1)
The amounts shown in this column represent the aggregate grant date fair value of awards for the fiscal year ended December 31, 2016, calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used in the calculation of these amounts, please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current executive officers and lists their current titles. A summary of the background and experience of Mr. Fanger and Ms. Guidroz are set forth in the paragraphs following the table. The background and experience of Mr. Lee is described above in the section titled “Proposal One: Election of Directors.” Our executive officers serve at the discretion of the Board.

Name	Age	Position
Daniel R. Lee	60	Director, President and Chief Executive Officer
Lewis A. Fanger	39	Senior Vice President, Chief Financial Officer and Treasurer
Elaine L. Guidroz	39	Vice President, Secretary and General Counsel

Lewis A. Fanger was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on January 30, 2015, subject to normal and customary state licensing requirements. Prior to joining the Company, Mr. Fanger served from June 2013 through February 2015 as a Vice President of Wynn Resorts, Limited, a leading owner and operator of resort casinos and a member of the S&P 500 and NASDAQ-100 indexes. At Wynn, Mr. Fanger oversaw the investor relations functions for both its NASDAQ- and Hong Kong Stock Exchange-listed stocks and assisted with the company’s development efforts, including in Asia. From August 2011 to June 2013, Mr. Fanger was Senior Vice President and Chief Financial Officer of Creative Casinos, LLC, the original developer of the recently opened Golden Nugget resort casino in Lake Charles, Louisiana. Mr. Fanger also served from July 2003 to August 2011 at Pinnacle Entertainment, Inc. in various capacities, including as Vice President of Finance, where he oversaw the treasury and investor relations functions of the company. Prior to that, Mr. Fanger worked as an equity research associate in the gaming group at Bear, Stearns & Co. in New York. Mr. Fanger earned a bachelor’s degree in industrial engineering and a master’s degree in business administration, both from Stanford University.

Elaine L. Guidroz was appointed as our Secretary in December 2012. She has served as our General Counsel since January 2013 and as Vice President of Human Resources since July 2015. Prior to serving as General Counsel, Ms. Guidroz has served as Associate General Counsel since February 2012. Ms. Guidroz began her gaming career in 2004 where she served as In-House Counsel to Grand Victoria Casino & Resort, owned and managed by Hyatt Gaming Management, Inc. From 2006 through 2011, Ms. Guidroz served as General Counsel and Compliance Officer to Grand Victoria Casino & Resort. Prior to joining Grand Victoria, Ms. Guidroz was in private practice in Indianapolis, Indiana, where she focused primarily on insurance defense matters. Ms. Guidroz received her Doctor of Jurisprudence (J.D.), magna cum laude, from Indiana University McKinney School of Law. Ms. Guidroz also holds a Masters of Business Administration from Xavier University Williams College of Business, and a Bachelor of Arts from the University of North Carolina-Chapel Hill. Ms. Guidroz is admitted to practice law in the states of Indiana and Kentucky.

EXECUTIVE COMPENSATION

The following table summarizes the “total compensation” of: (i) our Chief Executive Officer, and (ii) our two most highly compensated executive officers that served in such capacities at the end of 2016.

Summary Compensation Table
Name and Principal Positions	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
Daniel R. Lee President and Chief Executive Officer	2016	$350,000	$—	$68,274	$—	$47,970	$466,244
	2015	350,000	—	—	—	18,467	368,467
Lewis A. Fanger Senior Vice President, Chief Financial Officer and Treasurer	2016	250,500	—	34,137	—	—	284,637
	2015	230,588	—	166,301	—	—	396,889
Elaine Guidroz Vice President of Human Resources, Secretary and General Counsel	2016	200,000	—	27,310	—	—	227,310
	2015	182,949	—	31,957	—	—	214,906

(1)
The amounts shown in this column represent the aggregate grant date fair value of stock and option awards calculated pursuant to the guidance set forth under FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
For Mr. Lee in 2016, the amount shown in this column includes $10,070 for life and disability insurance paid by the Company on the employee's behalf, $21,144 for health care and related costs, $9,756 for legal services related to Mr. Lee's participation as the standby purchaser in the Company's 2016 rights offering, and $7,000 in 401(k) matching contributions.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity award grants held at December 31, 2016 by each named executive officer.

		Option Awards (a)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Daniel R. Lee	11/28/2014	491,580	452,254	(b)	$1.25	11/28/2024
	5/10/2016	—	100,000	(c)	1.70	5/10/2026
Lewis A. Fanger	1/30/2015	143,750	156,250	(d)	1.37	1/30/2025
	5/10/2016	—	50,000	(c)	1.70	5/10/2026
Elaine L. Guidroz	5/5/2015	16,666	33,334	(e)	1.51	5/5/2025
	5/10/2016	—	40,000	(c)	1.70	5/10/2026

(a)
The option awards were granted pursuant to the 2015 Plan, except for certain option awards granted as inducement awards outside of the stockholder-approved plans to Messrs. Lee and Fanger upon their hiring (see the Equity Compensation Plan Information table below).

(b)	235,959 of the options vested on November 28, 2015, and 1/48 of the total award of options continued to vest on the 28th of each month thereafter.

(c)	The vesting dates of the options are May 10, 2017, May 10, 2018, and May 10, 2019.

(d)	75,000 of the options vested on January 30, 2016, and 1/48 of the total award of options continued to vest on the 30th of each month anniversary thereafter.

(e)	The vesting dates of the options are May 5, 2017 and May 5, 2018.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2016, about our equity compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	814,116	$1.63	443,756
Equity compensation plans not approved by security holders (2)	1,243,834	1.28	—
Total	2,057,950	$1.42	443,756

(1)	These shares were available for future issuance under our 2015 Plan. As of the record date, there are 443,756 shares of common stock available for future issuance under the 2015 Plan.

(2)
Pursuant to the Lee Employment Agreement and the Fanger Employment Agreement, respectively, (i) Mr. Lee was granted a nonqualified stock option to purchase 943,834 shares of our common stock, and (ii) Mr. Fanger was granted a nonqualified stock option to purchase 300,000 shares of our common stock. In each case, the stock option was issued as a standalone “employee inducement award” outside of the 2015 Plan. Each stock option vested with respect to 25% of the shares subject to the stock option on November 28, 2015 (in the case of Mr. Lee’s stock option) and on January 30, 2016 (in the case of Mr. Fanger’s stock option). Each stock option continues to vest with respect to an additional 1/48th of the shares subject to the applicable stock option on each monthly anniversary of these dates, subject to Mr. Lee and Mr. Fanger’s continued service through the respective vesting dates.

Executive Compensation Program

The compensation committee reviews a number of factors when evaluating compensation of executives, including any potential base salary increases. Such factors include, but are not limited to, a periodic review of our peer group within the gaming industry for equivalent positions of companies of similar size and status, external market conditions, and individual factors. Individual factors include the executive’s experience, tenure, education, job performance, financial contributions and impact to us, complexity of the executive’s responsibilities and any unique skills or qualities the executive possesses.

Pursuant to the compensation committee’s charter, as part of its review and evaluation of incentive compensation plans, including the 2015 Plan, the compensation committee from time to time may consider (a) whether such plans encourage excessive risk-taking, (b) the relationship between risk management policies and practices and compensation, and (c) compensation policies that could mitigate such risk.

During 2016, net revenues, operating income, and Adjusted EBITDA* showed continued improvement. Compared to 2015, net revenues increased 17.3% to $146.0 million, operating income improved 22.7% to $6.2 million, and Adjusted EBITDA rose 15.9% to $16.2 million. Additionally, the Company successfully completed its acquisition of Bronco Billy's Casino & Hotel in May 2016, extended the maturity dates of its first- and second-lien debt, and raised $5 million via a rights offering to help fund several growth projects. Net loss in 2016 was $5.1 million versus a net loss of $1.3 million in 2015, principally reflecting an increase in interest expense (as the Company financed the Bronco Billy's acquisition with an increase in debt) and the necessary expenses to extend the Company's debt maturity dates. Despite these meaningful improvements, the Company did not pay non-equity incentive plan compensation to its executive officers in 2016 as the Company did not meet its Adjusted EBITDA goal of $14,225,000 (exclusive of any contribution from Bronco Billy's).

For 2017, the Company set an Adjusted EBITDA performance target of $18,000,000. This performance target reflects a full year of operations from Bronco Billy's (acquired in May 2016) and the positive impact from the opening of several of the Company's growth projects during the year, partially offset by business disruption during the construction process. Additionally, the Company is developing an incentive plan that will include other metrics, such as cash flow growth, return on invested capital, and free cash flow per share.

The compensation committee determined the executive compensation paid to (i) our President and Chief Executive Officer, Mr. Lee, (ii) our Senior Vice President, Chief Financial Officer and Treasurer, Mr. Fanger, and (iii) our Vice President, Secretary and General Counsel, Ms. Guidroz. As part of a regular review process and in recognition of their contributions to the Company, the compensation committee increased Mr. Fanger's annual salary to $275,500 and Ms. Guidroz's annual salary to $225,000, both effective as of February 13, 2017.

* For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income and net income, please see Annex 1 in this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2016.

2015 Equity Incentive Plan

On May 5, 2015, our stockholders approved our 2015 Plan, which replaced our 2006 Incentive Compensation Plan. The 2015 Plan is administered by our compensation committee. In consideration of their services, officers, directors, employees and consultants of us or a related entity are eligible to receive a variety of awards under the plan, including, incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, and performance-based compensation.

As of the record date, we have issued 142,128 shares of restricted stock and 814,116 options under the 2015 Plan. There are 443,756 shares of common stock available for future issuance under the 2015 Plan. Of note, the Company's three-year burn rate was affected by significant management changes that occurred in late 2014 and early 2015, including the hiring of a new chief executive officer and a new chief financial officer.

Retirement Benefits

The named executive officers are eligible to participate in the Company's normal retirement program on the same terms as generally available to substantially all of its full-time employees. This retirement program consists of a 401(k) plan and matching contributions.

Employment Agreements

Daniel R. Lee

On November 28, 2014, we entered into an Employment Agreement with Mr. Lee (the “Lee Employment Agreement”) pursuant to which Mr. Lee serves as our President and Chief Executive Officer. The Lee Employment Agreement is effective as of November 28, 2014, and expires on November 30, 2018, unless earlier terminated.

The Lee Employment Agreement provides for an annual base salary of $350,000 and an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and company-based performance criteria established by our Board or compensation committee. In addition, pursuant to the Lee Employment Agreement Mr. Lee is entitled to (i) participate in customary health, welfare and fringe benefit plans at our sole expense, and (ii) company-paid life insurance and long-term disability policies each covering $525,000. In connection with entering into the Lee Employment Agreement, Mr. Lee was granted, outside of the 2006 Incentive Compensation Plan, a nonqualified stock option covering 943,834 shares of our common stock, with a per share exercise price equal to the closing price per share on the grant date. The stock option was intended to be an “employee inducement award” and vested with respect to 25% of the shares subject to the stock option on November 28, 2015 and will continue to vest with respect to an additional 1/48th of the shares subject to the stock option on each monthly anniversary thereafter, subject to Mr. Lee’s continued service through the applicable vesting date. The stock option will vest in full on a change in control of the Company. Upon Mr. Lee’s termination of employment due to death or disability, he will be entitled to accelerated vesting of all outstanding stock options held by Mr. Lee on the termination date with respect to such number of shares underlying each stock option that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its term.

If Mr. Lee’s employment is terminated by us without “cause” or by Mr. Lee for “good reason” (each, as defined in the Lee Employment Agreement), then, in addition to accrued amounts, Mr. Lee will be entitled to receive the following payments and benefits:

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Cash severance in aggregate amount equal to the greater of (i) the salary Mr. Lee would have earned had he remained employed from the termination date through the fourth anniversary of the effective date of the Lee Employment

Agreement and (ii) 12 months’ salary, payable in installments through the fourth anniversary of the Lee Employment Agreement effective date or, if the termination occurs within six months following a change in control, in a lump sum;

•	Company-paid healthcare continuation coverage for Mr. Lee and his dependents for the original term of the agreement, unless covered by comparable insurance by a subsequent employer; and

•	Full accelerated vesting of all outstanding stock options held by Mr. Lee on the termination dates.

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Mr. Lee’s right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims.  The Lee Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

Lewis A. Fanger

On January 30, 2015, the Company entered into an Employment Agreement with Mr. Fanger (the “Fanger Employment Agreement”) pursuant to which Mr. Fanger serves as the Company’s Senior Vice President, Chief Financial Officer and Treasurer. The Fanger Employment Agreement is effective as of January 30, 2015 and expires on January 30, 2019, unless earlier terminated.

The Fanger Employment Agreement provides for an annual base salary of $250,500 and an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and Company-based performance criteria established by the Company’s Board, compensation committee in consultation with the Chief Executive Officer, as applicable. In addition, pursuant to the Fanger Employment Agreement, Mr. Fanger is entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies each covering $250,000.

In connection with entering into the Fanger Employment Agreement, Mr. Fanger was granted a nonqualified stock option covering 300,000 shares of Company common stock with a per share exercise price equal to the closing price per share on the grant date. The stock option was intended to be an “employee inducement award” and vested with respect to 25% of the shares subject to the stock option on January 30, 2016 and will continue to vest with respect to an additional 1/48th of the shares subject to the stock option on each monthly anniversary thereafter, subject to Mr. Fanger’s continued service through the applicable vesting date. The stock option will vest in full on a change in control of the Company.

Upon Mr. Fanger’s termination of employment due to death or disability, he will be entitled to accelerated vesting of all outstanding stock options held by Mr. Fanger on the termination date with respect to such number of shares underlying each stock option that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its terms.

If Mr. Fanger’s employment is terminated by the Company without “cause” or by Mr. Fanger for “good reason” (each, as defined in the Fanger Employment Agreement), then, in addition to accrued amounts, Mr. Fanger will be entitled to receive the following payments and benefits:

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Cash severance in aggregate amount equal to (i) a pro-rata bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) 12 months’ salary, payable in installments for one year after the termination date or, if the termination occurs within six months following a change in control, in a lump sum;

•	Company-paid healthcare continuation coverage for Mr. Fanger and his dependents for one year after the termination date, unless covered by comparable insurance by a subsequent employer; and

•	Full accelerated vesting of all outstanding Company stock options held by Mr. Fanger on the termination dates.

Mr. Fanger’s right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims.  The Fanger Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

Elaine Guidroz

On July 21, 2015, the Company entered into an Employment Agreement with Ms. Guidroz (the “Guidroz Employment Agreement”), pursuant to which Ms. Guidroz will serve as the Company’s Vice President of Human Resources, Secretary, General Counsel and Compliance Officer. The Guidroz Employment Agreement is effective as of July 21, 2015, and expires on July 21, 2018, unless earlier terminated.

The Guidroz Employment Agreement provides for an annual base salary of $200,000, and an opportunity to earn an annual cash bonus in an amount determined at the discretion of the Board of Directors or the compensation committee in consultation with the Chief Executive Officer. In addition, pursuant to the Guidroz Employment Agreement, Ms. Guidroz is also entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies each covering $200,000.

If Ms. Guidroz’ employment is terminated by the Company without “cause” or by Ms. Guidroz for “good reason” (each, as defined in the Guidroz Employment Agreement), then, in addition to accrued amounts, Ms. Guidroz will be entitled to receive the following payments and benefits:

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Cash severance in aggregate amount equal to (i) a pro-rata bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) 12 months’ base salary, payable in installments for one year after the termination date or, if the termination occurs within six months following a change in control, in a lump sum;

•	Company-paid healthcare continuation coverage for Ms. Guidroz and her dependents for one year after the termination date, unless covered by another group health plan or group disability plan; and

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Ms. Guidroz’ right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims.  The Guidroz Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

Certain Relationships and Related Transactions

On August 15, 2016, the Company announced a $5 million rights offering.  A registration statement on Form S-3 relating to these securities was declared effective by the U.S. Securities and Exchange Commission on October 6, 2016.  The rights offering commenced on October 7, 2016 and the Company distributed, at no charge, non-transferable subscription rights to the holders of the Company's common stock as of August 25, 2016.

The Company closed on its rights offering on November 10, 2016.  The Company received a total of $5 million of gross proceeds (or $4.6 million of net proceeds after offering costs) from the rights offering through the issuance of 3,846,154 shares of common stock at a price of $1.30 per share.  The net proceeds from the rights offering are intended to be used to partially fund certain capital expenditure growth projects at our existing properties, as well as for general corporate purposes.

Of the 3,846,154 shares issued in connection with the rights offering, Daniel R. Lee, Chief Executive Officer, President and a director of the Company, purchased 1,000,000 shares as the standby purchaser in connection with the standby purchase agreement that the Company entered into with Mr. Lee on October 7, 2016. Mr. Lee (i) agreed to hold such shares for a minimum period, (ii) received reimbursement of his legal fees, (iii) received a priority right to purchase the first 1,000,000 shares that remained after shareholders exercised their basic subscription rights; and (iv) received registration rights from the Company with respect to such purchased shares. Mr. Lee received no fee for providing the standby purchase agreement.

Our Code of Conduct and Ethics broadly covers related-party transactions that may involve a conflict of interest. Accordingly, both the audit committee and independent members of the board of directors reviewed Mr. Lee's standby purchase agreement described above. In addition to their separate review of the transaction, the independent board members also sought advice from outside counsel.

PROPOSAL TWO:
APPROVAL OF AN AMENDMENT TO 2015 EQUITY INCENTIVE PLAN

The Board has adopted and is seeking stockholder approval of an amendment to our 2015 Equity Incentive Plan (the “2015 Plan”) to increase the number of shares of common stock available for issuance under the 2015 Plan from 1,400,000 to 2,500,000 shares in support of the Company’s performance, recruiting retention and incentive goals. The 2015 Plan was originally approved by the Board on March 31, 2015 and by our stockholders on May 5, 2015.

As of April 14, 2017, 443,756 shares of the 1,400,000 shares authorized for issuance under the 2015 Plan remained available for future grants or awards. The Board believes that an adequate reserve of shares available for issuance under the 2015 Plan is necessary to enable the Company to attract, motivate, and retain directors, employees and consultants of the Company through the use of competitive incentives that are tied to stockholder value. For this purpose, subject to the approval of stockholders, the Board adopted the amendment to the 2015 Plan on April 11, 2017 to increase the number of shares of common stock available for issuance under the 2015 Plan by 1,100,000 to 2,500,000.

We strongly believe that the approval of the amendment to the 2015 Plan is essential to our continued success. We believe that equity awards motivate high levels of performance, align the interests of our employees and stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in the Company, and provide an effective means of recognizing their contributions to the success of the Company. Stockholder approval of the amendment to the 2015 Plan will allow us the flexibility to continue to grant equity awards which we believe are necessary to recruit and retain the highly qualified individuals who help the Company meet its goals. Additionally, we note that the Company's three-year burn rate was affected by significant management changes that occurred in late 2014 and early 2015, including the hiring of a new chief executive officer and a new chief financial officer.

In addition to an increase in the number of shares of common stock that the Company may issue under the 2015 Plan, the Company is proposing several other "best practices" changes. Those changes are to:

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Add a minimum vesting requirement such that no awards will vest earlier than one year after the date of grant (except if accelerated pursuant to a change in control), except that this limitation will not apply to awards for up to an aggregate maximum of 5% of the aggregate number of shares authorized for issuance under the 2015 Plan.

•	Specifically state that double-trigger vesting applies to all award grants upon a change in control. This is consistent with all awards previously granted under the 2015 Plan.

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Add a prohibition on the payment of any dividends on all stock options, all stock appreciation rights and any unvested awards regardless of type. The Company has not accrued or paid dividends on any awards granted under the 2015 Plan.

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Clarify that shares reacquired by the Company in the open market using option exercise proceeds will not be returned to the 2015 Plan and will not become available for future issuance under the 2015 Plan. This is consistent with the Company's past practices.

If stockholders do not approve the amendment to the 2015 Plan, the 2015 Plan will remain in place in accordance with its current terms.

Summary of the 2015 Plan

The following is a summary of the material terms of the 2015 Plan, as amended by the proposed amendment. This summary is not complete and is qualified in its entirety by reference to the full text of the 2015 Plan, as amended by the proposed amendment, which is attached to this proxy statement as Annex 2.

Share Reserve.    The number of shares of Company common stock reserved for issuance under the 2015 Plan is 2,500,000 shares.

Share Counting.    Each share issued in connection with an award granted on or after the effective date will be counted against the 2015 Plan’s share reserve as one (1) share for every one (1) share issued in connection with such award (and shall be counted as one (1) share for each one share that is returned or deemed not to have been issued from the 2015 Plan). Any shares covered by an award which is forfeited, canceled or expires shall be deemed not to have been issued for purposes of determining the maximum number of shares which may be issued under the 2015 Plan. Shares that have been issued under the 2015 Plan pursuant to an award shall not be returned to the 2015 Plan and shall not become available for future grant under the 2015 Plan. Shares tendered or withheld in payment of an award exercise or purchase price and shares withheld by the Company to pay any tax withholding obligation shall not be returned to the 2015 Plan and shall not become available for future issuance under the 2015 Plan. Shares reacquired by the Company in the open market using option exercise proceeds will not be returned to the 2015 Plan and will not become available for future issuance under the 2015 Plan. In addition, all shares covered by the portion of a stock appreciation right that is exercised shall be considered issued pursuant to the 2015 Plan.

Administration.   The 2015 Plan is administered, with respect to grants to officers, employees, directors and consultants, by the 2015 Plan administrator (the “Administrator”), defined as the Board or one or more committees designated by the Board. The compensation committee currently acts as the Administrator. With respect to grants to officers and directors, the compensation committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code.

The Administrator has the authority, in its discretion, to select employees, consultants and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares or the amount of other consideration to be covered by each award (subject to the limitations set forth below), to approve award agreements for use under the 2015 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2015 Plan (subject to the limitations described above), to construe and interpret the terms of the 2015 Plan and awards granted, to resolve and clarify inconsistencies, ambiguities and omissions in the 2015 Plan and among the 2015 Plan and any award agreement, to take all actions regarding questions of coverage, eligibility and entitlement to benefits and benefit amounts, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions, and to take such other action not inconsistent with the terms of the 2015 Plan, as the Administrator deems appropriate.

Eligibility. Awards other than incentive stock options may be granted to employees, directors and consultants. Incentive stock options may be granted only to employees of the Company or a parent or a subsidiary of the Company. An Employee, director or consultant who has been granted an award may, if otherwise eligible, be granted additional awards. Awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. As of the date of this proxy statement, there are approximately 1,700 employees and consultants of the Company and its affiliates and seven non-employee directors of the Company who are eligible to participate in the 2015 Plan.

No Repricings or Exchanges without Stockholder Approval.    The Company shall obtain stockholder approval prior to (a) the reduction of the exercise price of any stock option or the base appreciation amount of any stock appreciation right awarded under the 2015 Plan or (b) the cancellation of a stock option or stock appreciation right at a time when its exercise price or base appreciation amount exceeds the fair market value of the underlying shares, in exchange for another stock option, stock appreciation right, restricted stock or other award, or for cash (unless the cancellation and exchange occurs in connection with a Change in Control).

Clawback of Benefits.    Any award under the 2015 Plan is subject to the Company’s clawback policy which subjects performance-based compensation to cancellation, recovery or repayment in accordance with the Company’s current or future clawback policy or by applicable law.  By accepting an award under the 2015 Plan, a grantee agrees (i) to be bound by any existing or future clawback policy (or amendments thereto) adopted by the Company, and (ii) that the Company may unilaterally amend such grantee’s award agreements (including any award agreements relating to awards issued under the 2006 Incentive Compensation Plan), without the grantee’s consent, to the extent that the Administrator in its discretion determines to be necessary or appropriate to comply with any clawback policy of the Company.

Terms and Conditions of Awards.    The 2015 Plan provides for the grant of stock options, restricted stock, restricted stock units, dividend equivalent rights, stock appreciation rights, and performance-based compensation (collectively referred to as “awards”). Stock options granted under the 2015 Plan may be either incentive stock options under the provisions of Section 422 of the Code or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, consultants and directors or to employees, consultants and directors of our related entities. To the extent that the aggregate fair market value of the shares subject to stock options designated as incentive stock options that become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess stock options shall be treated as non-qualified stock options. Under the 2015 Plan, awards may be granted to such employees, consultants or directors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the 2015 Plan shall be designated in an award agreement.

Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the award agreements to be issued under the 2015 Plan. Any awards that vest solely based on the continued service of the grantee (other than awards to independent directors) shall vest over a period no less than three years. Any Options granted to outside Directors are subject to a minimum one-year vesting period based on Continuous Service of the Grantee.  Under the 2015 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the grantee, only by the grantee. Other awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the grantee, to the extent and in the manner authorized by the Administrator but only to the extent such transfers are made to family members, to family trusts, to family-controlled entities and to charitable organizations, in all cases without payment for such transfers to the grantee. Notwithstanding the foregoing, the grantee may designate one or more beneficiaries of the grantee’s award in the event of the grantee’s death on a beneficiary designation form provided by the Administrator.

Notwithstanding any other provision of the 2015 Plan or any award agreement to the contrary, no awards granted under the 2015 Plan shall vest, nor any applicable restrictions or forfeiture provisions shall lapse, earlier than one year after the grant date (except if accelerated pursuant to a Change in Control); provided, however, that this limitation shall not apply to awards for up to an aggregate maximum of 5% of 2,500,000 shares.

A grantee may, if the compensation committee so determines, be credited with dividends paid with respect to shares underlying an award (other than an option or a stock appreciation right) in a manner determined by the compensation committee in its sole discretion; provided, however, that any dividends credited in connection with an award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend equivalent rights have been credited and shall only be paid to the grantee with respect to the portion of such awards that is actually vested and earned. Notwithstanding the foregoing, the right to any dividends or dividend equivalents rights (i) shall not be granted with respect to an option or a stock appreciation right, and (ii) may not be paid earlier than the date on which the underlying award (both time- and performance-based vested awards) is actually vested.

The term of any award granted under the 2015 Plan will be stated in the applicable award agreement, provided that the term of an award may not exceed ten (10) years (or five (5) years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). Notwithstanding the foregoing, the term of an award shall not include any period for which the participant has elected to defer the receipt of the shares issuable pursuant to the award according to a deferral program the Administrator may establish in its discretion.

The 2015 Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the stock option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of non-qualified stock options, stock appreciation rights and awards intended to qualify as performance-based compensation, the exercise price, base appreciation amount or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2015 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

Under the 2015 Plan, the Administrator may establish one or more programs to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2015 Plan separate programs for the grant of particular forms of awards to one or more classes of participants.

Section 162(m) of the Code.    The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a fiscal year of the Company is Five Hundred Thousand (500,000) shares. In connection with the participant’s commencement of service, he or she may be granted stock options and stock appreciation rights for up to an additional Two Hundred Fifty Thousand (250,000) shares. The foregoing limitations shall be adjusted proportionately by the Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or other similar change in our shares or our capital structure, and its determination shall be final, binding and conclusive.

For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares subject to such awards that may be granted to a participant during a fiscal year of the Company is Two Hundred Fifty Thousand (250,000) shares. The foregoing limitation shall be adjusted proportionately by the Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or other similar change in our shares or our capital structure, and its determination shall be final, binding and conclusive. In addition, the foregoing limitations shall be prorated for any performance period consisting of fewer than twelve (12) months.

In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than ninety (90) days after the commencement of the services to which it relates, or at such other date as maybe required or permitted for “performance-based compensation” under Section 162(m) of the Code. In addition, the performance goal must be stated in terms of an objective formula or standard. Under Code Section 162(m), a “covered employee” is the Company’s chief executive officer and the three (3) other most highly compensated officers of the Company, other than the Chief Financial Officer.

The 2015 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (a) increase in share price, (b) earnings per share, (c) total stockholder return, (d) operating margin, (e) gross margin, (f) return on equity, (g) return on assets, (h) return on investment, (i) operating income, (j) net operating income, (k) pre-tax profit, (l) cash flow (including, but not limited to, cash flow from operations, actual or free cash flow), (m) revenue, (n) expenses, (o) EBITDA, defined as earnings before interest, taxes, depreciation and amortization, (p) Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, pre-opening costs, property charges, asset disposal losses, write-offs, reserves, recoveries and one-time nonrecurring charges, (q) an adjusted formula of EBITDA determined by the Administrator, (r) EBITDA margin, (s) Adjusted EBITDA margin, (t) objective measures of customer satisfaction, (u) implementation or completion of critical projects, (v) achievement of construction or development milestones, (w) achievement of strategic objectives, including development or acquisition activity, (x) completion of capital markets transactions, (y) maintenance or achievement of corporate rating targets, (z) third-party recognition of quality of service and/or product, (aa) average cost of debt or average cost of capital, (bb) economic value added, (cc) market share, (dd) employee satisfaction, or (ee) working capital management. The performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The performance criteria may also be applicable to the Company, any parent or subsidiary of the Company, and/or any individual business units of the Company or any parent or subsidiary of the Company. In addition, the Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more performance goals established under any of these performance criteria, such as adjustments related to a change in accounting principle or tax laws, acquisitions, asset impairment charges or to gains or losses for litigation, arbitration and contractual settlements.

Certain Adjustments.    Subject to any required action by the stockholders of the Company, the number of shares covered by outstanding awards, the number of shares that have been authorized for issuance under the 2015 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares or amount that may be granted to any participant, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar event affecting the shares, (ii) any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company or (iii) any other transaction with respect to our shares including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

Change in Control.  Upon the consummation of a Change in Control (as defined in the 2015 Plan), all outstanding awards will terminate unless such awards are assumed in connection with the Change in Control. Except as provided otherwise in an individual award agreement, in the event of a Change of Control, for the portion of each award (other than Performance-Based Compensation, as defined in the 2015 Plan) that is assumed or replaced, then such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares at the time represented by such assumed or replaced portion of the award, immediately upon termination of the grantee’s continuous service if such continuous service is terminated by the successor company or the Company without “cause” (as defined in the 2015 Plan) or voluntarily by the grantee with “good reason” (as defined in the 2015 Plan) within twelve (12) months after the Change of Control. In addition, except as provided otherwise in an individual award agreement, for the portion of each award (other than Performance-Based Compensation) that is neither assumed nor replaced, such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares at the time represented by such portion of the award, immediately prior to the specified effective date of such Change of Control, provided that the grantee’s continuous service has not terminated prior to such date. All Performance-Based Compensation earned and outstanding as of the date the Change in Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the individual award agreement. Any remaining outstanding Performance-Based Compensation (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control and shall be payable in accordance with the payout schedule pursuant to the individual award agreement.

Under the 2015 Plan, Change of Control means a change in ownership or control of the Company effected through one of the following transactions:  (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept; (ii) a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors; (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iv) any merger, consolidation or other similar Change in Control (or series of related transactions) involving the Company unless the holders of the majority of the total combined voting power of the securities of the Company outstanding immediately prior to such merger, consolidation or other transaction possess more than fifty percent (50%) of the total combined voting power of the securities of the surviving entity that are outstanding immediately after such merger, consolidation or other Change in Control; or (v) the dissolution or liquidation of the Company.

Amendment, Suspension or Termination of the 2015 Plan.  The Board may at any time amend, suspend or terminate the 2015 Plan. The 2015 Plan will terminate on May 5, 2025, unless earlier terminated by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, applicable rules of any stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents of the jurisdiction, the Company shall obtain stockholder approval of any such amendment to the 2015 Plan in such a manner and to such a degree as required.

New Plan Benefits

Because the Administrator will make future awards at its discretion, we cannot determine the number of options and other awards that may be awarded in the future to eligible participants.

Federal Income Tax Consequences

The following is a general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Non-qualified Stock Options.    The grant of a non-qualified stock option under the 2015 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a non-qualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares at the time of exercise. If the recipient is an employee or former employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

A non-qualified stock option can be considered non-qualified deferred compensation and be subject to Section 409A of the Code if the exercise price can ever be less than the fair market value of the underlying stock on the date of the grant, or if the option includes any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the option (or the vesting of the shares subject to the option, if later). A non-qualified stock option that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options.    The grant of an incentive stock option under the 2015 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option -- i.e., the difference between the fair market value of the shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the potential application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the calendar year in which the incentive stock options are exercised. However, such a sale of shares within the year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights.    Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees or former employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long- or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

A SAR also can be considered non-qualified deferred compensation and subject to Section 409A of the Code if the exercise price can ever be less than the fair market value of the underlying stock on the date of the grant, or if the SAR includes any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock.    A restricted stock award is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to the Company, or upon the occurrence of a condition related to the purpose of the award if the possibility of forfeiture is substantial. The recipient generally will not recognize ordinary income at the time of the award. Instead, the recipient will recognize ordinary income on the date when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable free of the forfeiture restrictions, if earlier. The recipient’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the earlier of those two dates.

The recipient may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty (30) days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized at the time of vesting (or on the date of the award if a Section 83(b) election is made) by a recipient that is an employee or former employee will be subject to withholding for federal income and employment tax purposes.

Restricted Stock Units.    With respect to awards of restricted stock units, no taxable income is reportable when the restricted stock units are granted to a participant or upon vesting of the restricted stock units. Upon settlement, the recipient will recognize ordinary income in an amount equal to the value of the payment received pursuant to the restricted stock units. The ordinary income recognized by a recipient that is an employee or former employee will be subject to tax withholding by the Company.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

Dividends and Dividend Equivalent Rights.    Recipients of stock-based awards that earn dividends or dividend equivalent rights will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by

Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

Tax Effect for the Company.    Unless limited by Section 162(m) of the Code, the Company generally will be entitled to a tax deduction in connection with an award under the 2015 Plan in an amount equal to the ordinary income realized by a recipient at the time the recipient recognizes such income (for example, when restricted stock is no longer subject to the risk of forfeiture).

The 2015 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF
AN AMENDMENT TO OUR 2015 EQUITY INCENTIVE PLAN.

PROPOSAL THREE:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Piercy Bowler Taylor & Kern was retained as our independent registered public accounting firm for the year ended December 31, 2016.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
PIERCY BOWLER TAYLOR & KERN AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2017.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Auditors

Piercy Bowler Taylor & Kern audited our annual consolidated financial statements for the years ended December 31, 2016 and 2015. Representatives of Piercy Bowler Taylor & Kern are expected to attend the annual meeting. Representatives will have an opportunity to make a statement if they desire to do so, and they plan to be available to respond to appropriate questions.

During 2016 and 2015, we retained Piercy Bowler Taylor & Kern to provide services in the following categories and amounts:

Audit Fees

Fees in connection with the audit of our financial statements and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q were approximately $214,000 and $211,000 for 2016 and 2015, respectively.

Audit-Related Fees

Audit-related fees were approximately $61,000 for 2016 and $32,000 for 2015. Fees in 2016 and 2015 relate primarily to regulatory reporting to state gaming commissions and the Company's acquisition of Bronco Billy's in May 2016. Audit-related fees comprised 21% of all Piercy Bowler Taylor & Kern fees approved by the audit committee.

Tax Fees

We did not engage Piercy Bowler Taylor & Kern for any tax related professional services for the years ended December 31, 2016 or 2015.

All Other Fees

Other services fees were approximately $18,000 and $15,000 for 2016 and 2015, respectively.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent auditors to provide any audit or permissible non-audit service to us. All of the services provided by our independent auditors were approved by our audit committee and the audit committee believes that the provision of these services is consistent with maintaining the accountants’ independence.

Audit Committee Report

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such report by reference.

The audit committee oversees Full House Resorts, Inc.’s financial reporting process. Management has the primary responsibility for the financial statements and the financial reporting process including the system of internal controls.

In fulfilling our oversight responsibilities, we reviewed and discussed the financial statements with management. In addition, we discussed with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. The audit committee met at the end of each quarter with management and the independent auditors where we reviewed and approved the quarterly and annual filings.

The independent auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed with the independent auditors matters relating to their independence and considered whether their provision of non-audit services is compatible with maintaining their independence.

Based on our review with management and the independent auditors of Full House Resorts, Inc.’s audited consolidated financial statements and the independent auditors’ report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended that the audited consolidated financial statements be included in Full House Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Kathleen Marshall
Craig W. Thomas
Bradley M. Tirpak

PROPOSAL FOUR:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which enacted Section 14A of the Exchange Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation is described above under the heading “Executive Compensation.” Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the section of this proxy statement titled “Executive Compensation” for additional details about our executive compensation programs, including information about the 2016 compensation of our named executive officers.

As described under the heading “Corporate Governance”, our compensation committee reviews and makes recommendations to the Board regarding all forms of compensation to be provided to our executive officers and directors. Management provides recommendations to the compensation committee on the amount and type of executive compensation as well as individual performance objectives for bonuses and incentive compensation. The committee reviews these recommendations, along with information previously provided by an executive employment consultant, to formulate the committee’s recommendations to the Board. The compensation committee determines the fulfillment of the individual performance objectives and recommends individual bonus and incentive compensation amounts to the Board.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table, other executive compensation tables and related narrative disclosures is hereby APPROVED.

The "say-on-pay vote" is advisory, and therefore not binding on us, the compensation committee or our Board. However, the compensation committee and our Board value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The approval of this proposal requires the number of votes cast in favor of this proposal to exceed the number of votes cast in opposition to this proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE RESOLUTION
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

GENERAL INFORMATION

Other Matters

Our Board does not intend to present any matter for action at the annual meeting other than the matters described in this proxy statement. If any other matters properly come before the annual meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

Communications with the Board of Directors

Our Board believes it important that interested parties have the opportunity to communicate their concerns directly to our Board. Stockholders may contact or communicate with an individual director or our Board as a group, including the non-employee directors as a group, by addressing a letter to Full House Resorts, Inc., Attention: Board of Directors c/o Corporate Secretary, Full House Resorts, Inc., 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147. Each communication should specify the applicable addressee or addressees to be contacted. The Corporate Secretary will forward communications intended for the Board to the Chairman, or, if intended for an individual director, to that director.

Information Concerning Stockholder Proposals and Director Nominations

Proposals for Inclusion in the Proxy Statement. Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the proxy statement for the 2018 annual meeting of stockholders should submit the proposal in writing to the Corporate Secretary, Full House Resorts, Inc., 4670 South Fort Apache Road, Suite 190, Las Vegas Nevada 89147. We must receive a proposal by December 15, 2017 in order to consider it for inclusion in the proxy statement for the 2018 annual meeting of stockholders.

Proposals Not Included in the Proxy Statement and Nominations for Director. Stockholder proposals not included in the Company’s proxy statement and stockholder nominations for director may be brought before an annual meeting of stockholders in accordance with the advance notice procedures described in our By-Laws. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., May 22, 2018). For the 2018 annual meeting of stockholders, the Corporate Secretary must receive notice of the proposal on or after the close of business on January 22, 2018 and no later than the close of business on February 21, 2018. Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in our By-Laws. If the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, we must receive your notice no later than 10 days following the date of public disclosure of the annual meeting date. The notice must also meet all other requirements contained in Article I, Section 12 of our By-Laws.

List of Stockholders Entitled to Vote at the Annual Meeting

A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, please contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

ANNEX 1 - GAAP TO NON-GAAP RECONCILIATIONS

“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, pre-opening expenses, impairment charges, board and executive transition costs, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, and non-cash share-based compensation expense. Adjusted EBITDA information is presented solely as a supplemental disclosure to accounting principles generally accepted in the United States of America (“GAAP”) measures because management believes these measures are (1) widely used measures of operating performance in the gaming and hospitality industry, (2) a principal basis for valuation of gaming and hospitality companies, and (3) are utilized in the covenants within our debt agreements, although not necessarily defined in the same way as above. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate related costs and expenses which are not allocated to each property. Adjusted EBITDA and Adjusted Property EBITDA are not, however, a measure of financial performance or liquidity under GAAP. Accordingly, these measures should be considered supplemental and not a substitute for operating income (loss), net income (loss) or cash flows as an indicator of the Company’s operating performance or liquidity.

The following table presents a reconciliation of Adjusted EBITDA to operating income and net loss:

(In thousands)	For the Year Ended December 31,
	2016	2015	2014
Adjusted EBITDA	$16,184	$13,964	$10,701
Depreciation and amortization	(7,928)	(7,893)	(9,183)
Impairments	—	—	(11,547)
Write-offs, recoveries and asset disposals, net	(344)	363	(524)
Board & executive transition costs	—	—	(2,741)
Pre-opening costs	—	(156)	—
Project development and acquisition costs	(1,314)	(891)	(296)
Stock compensation	(409)	(343)	(248)
Operating income	6,189	5,044	(13,838)
Non-operating expense, net
Interest expense	9,486	6,715	6,272
Debt modification costs	624	—	—
Settlement loss	—	—	1,700
Adjustment to fair value of warrants and other	543	(12)	23
	10,653	6,703	7,995

Loss before income tax provision (benefit)	(4,464)	(1,659)	(21,833)
Income tax provision (benefit)	630	(342)	(988)
Net loss	$(5,094)	$(1,317)	$(20,845)

The following tables present reconciliations of operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA:

	For the Year Ended December 31, 2016 (In thousands)
	Operating income (loss)	Depreciation and amortization	Write-offs, recoveries and asset disposals	Pre-opening	Project development and acquisition costs	Stock compensation	Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$6,654	$3,308	$32	$—	$—	$—	$9,994
Bronco Billy's Casino and Hotel	2,200	1,215	8	—	—	—	3,423
Rising Star Casino Resort	277	2,645	9	—	—	—	2,931
Northern Nevada Casinos	2,900	746	295	—	—	—	3,941
	12,031	7,914	344	—	—	—	20,289
Other operations
Corporate	(5,842)	14	—	—	1,314	409	(4,105)
	(5,842)	14	—	—	1,314	409	(4,105)
	$6,189	$7,928	$344	$—	$1,314	$409	$16,184

	For the Year Ended December 31, 2015 (In thousands)
	Operating income (loss)	Depreciation and amortization	Write-offs, recoveries and asset disposals	Pre-opening	Project development and acquisition costs	Stock compensation	Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$5,383	$4,383	$3	$156	$—	$—	$9,925
Bronco Billy's Casino and Hotel	—	—	—	—	—	—	—
Rising Star Casino Resort	1,291	2,714	—	—	—	—	4,005
Northern Nevada Casinos	3,016	781	80	—	—	—	3,877
	9,690	7,878	83	156	—	—	17,807
Other operations
Corporate	(4,646)	15	(446)	—	891	343	(3,843)
	(4,646)	15	(446)	—	891	343	(3,843)
	$5,044	$7,893	$(363)	$156	$891	$343	$13,964

ANNEX 2 - FULL HOUSE RESORTS, INC. 2015 EQUITY INCENTIVE PLAN

Full House Resorts, Inc.

2015 Equity Incentive Plan
(as amended and restated by the Board effective April 11, 2017)

1.    Purposes of the Plan.    The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants, and to promote the success of the Company's business.

2.    Definitions.    The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a)  "Administrator" means the Board or the Committee appointed to administer the Plan, whichever applicable based on the terms and conditions set forth in this Plan.

(b)  "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)  "Applicable Laws" means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)  "Assumed" means that pursuant to a Change in Control either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Change in Control with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Change in Control as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e)  "Award" means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Performance Based Compensation or other right or benefit under the Plan.

(f)  "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g)  "Board" means the Board of Directors of the Company.

(h)  "Cause" means, with respect to the termination by the Company or a Related Entity of the Grantee's Continuous Service, that such termination is for "Cause" as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee's: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; or (ii) material breach of any agreement with the Company or a Related Entity; or (iii) engagement in any material act or omission constituting dishonesty, wrongdoing or malfeasance with respect to the Company or a Related Entity; or (iv) engagement in conduct which violates the Company's or a Related Entity's code of conduct policy; or (v) denial of or the failure to be issued any gaming license, finding of suitability or other similar regulatory approval, or, in the event any such license, finding of suitability or other similar regulatory approval has been issued to the Grantee, the subsequent revocation, suspension or non-renewal of the same; or (vi) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines "Cause" on the occurrence of or in connection with a Change in Control or a Change in Control, such definition of "Cause" shall not apply until a Change in Control or a Change in Control actually occurs.

(i)  "Change in Control" means a change in ownership or control of the Company effected through one of the following transactions:

(i)    the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept;

(ii)    a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;

(iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iv) any merger, consolidation or other similar Change in Control (or series of related transactions) involving the Company unless the holders of the majority of the total combined voting power of the securities of the Company outstanding immediately prior to such merger, consolidation or other transaction possess more than fifty percent (50%) of the total combined voting power of the securities of the surviving entity that are outstanding immediately after such merger, consolidation or other Change in Control; or

(v) the dissolution or liquidation of the Company.

(j)  "Code" means the Internal Revenue Code of 1986, as amended.

(k)  "Committee" means a committee designated by the Board to administer the Plan which shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent.”

(l)  "Common Stock" means the common stock of the Company.

(m)  "Company" means Full House Resorts, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Change in Control.

(n)  "Consultant" means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o)  "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p)  "Continuous Service" means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee's Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the

Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q)  "Covered Employee" means an Employee, Director or Consultant who is a "covered employee" under Section 162(m)(3) of the Code.

(r)  "Director" means a member of the Board or the board of directors of any Related Entity.

(s)  "Disability" means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides services does not have a long-term disability plan in place, "Disability" means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(t)  "Dividend Equivalent Right" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(u)  "Employee" means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

(v)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(w)  "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

(i)  If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)   In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(x)  "Good Reason" means, with respect to the termination by the Grantee of the Grantee's Continuous Service, that such termination is for "Good Reason" as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity (including, but not limited to, the Award Agreement for a particular Award), or in the absence of such then-effective written agreement and definition, the occurrence after a Change in Control of any of the following events or conditions unless consented to by the Grantee (and the Grantee shall be deemed to have consented to any such event or condition unless the Grantee provides written notice of the Grantee's non-acquiescence within 30 days of the effective time of such event or condition):

(i)    a change in the Grantee's responsibilities or duties which represents a material and substantial diminution in the Grantee's responsibilities or duties as in effect immediately preceding the consummation of a Change in Control; or

(ii)    a reduction in the Grantee's base salary to a level below that in effect at any time within six (6) months preceding the consummation of a Change in Control or at any time thereafter; provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Grantee's by the same percentage amount shall not constitute such a salary reduction; or

(iii)   requiring the Grantee to be based at any place outside a 50-mile radius from the Grantee's job location as a result of a Change in Control except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control.

(y)  "Grantee" means an Employee, Director or Consultant who receives an Award under the Plan.

(z)  "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(aa) “Independent,” when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the nationally recognized securities exchange or trading market on which the Common Stock of the Company is then traded.

(bb)  "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

(cc)  "Officer" means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd)  "Option" means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(ee)  "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff)  "Performance-Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

(gg)  "Plan" means this Full House Resorts, Inc. 2015 Equity Incentive Plan, as may be amended from time to time.

(hh)  "Predecessor Plans" means the Company's Amended and Restated 2006 Incentive Compensation Plan (Effective as of April 26, 2011).

(ii)  "Related Entity" means any Parent or Subsidiary of the Company.

(jj)  "Replaced" means that pursuant to a Change in Control the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Change in Control and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(kk)  "Restricted Stock" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(ll)  "Restricted Stock Units" means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for Shares, other securities or cash or a combination of Shares, other securities or cash as established by the Administrator.

(mm)  "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(nn)  "SAR" means a stock appreciation right entitling the Grantee to Shares measured by appreciation in the value of Common Stock.

(oo)  "Share" means a share of the Common Stock.

(pp)  "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan.

(a)   Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is Two Million Five Hundred Thousand (2,500,000) Shares, which includes the number of Shares that remain available for grants of awards under the Predecessor Plans as of the date the Plan is approved by the Company's stockholders. The maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is Two Million Five Hundred Thousand (2,500,000) Shares. Each Share issued in connection with an Award granted on or after the effective date will be counted against the Plan's Share reserve as one (1) Share for every one (1) Share issued in connection with such award. Any Share that again becomes available for delivery pursuant to Section 3(b) shall be added back as one (1) Share. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)   Any Shares covered by an Award (or portion of an Award) which are forfeited, canceled or expire (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares tendered to or withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; (iii) Shares reacquired by the Company in the open market using cash actually received by the Company for the exercise price in connection with the exercise of an Option granted under the Plan shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iv) all Shares covered by the portion of a SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

4.    Administration of the Plan.

(a)    Plan Administrator.

(i)    Administration with Respect to Directors and Officers.    With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by the Committee.

(ii)    Administration with Respect to Consultants and Other Employees.    With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a sub-committee designated by the Board, which sub-committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such sub-committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)    Administration with Respect to Covered Employees.    Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made by the Committee.

(b)    Powers of the Administrator.    Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)    to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)    to determine whether and to what extent Awards are granted hereunder;

(iii)    to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)    to approve forms of Award Agreements for use under the Plan;

(v)    to determine the terms and conditions of any Award granted hereunder;

(vi)   to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award or for cash shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Change in Control;

(vii)  to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and any Award or other related documents;

(ix) to take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits and benefit amounts;

(x) to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(xi)   to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)    Indemnification.    In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the service, or other reasonable knowledge of institution, of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company's expense to defend the same.

5.    Eligibility.    Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.     Terms and Conditions of Awards.

(a)    Types of Awards.    The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares or (ii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights or Performance-Based Compensation, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)    Designation of Award.    Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(c)    Conditions of Award.    Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (Shares or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria; provided, however, that each Award that vests solely based on the continued service of the Grantee, other than for grants to outside Directors, shall vest and therefore become exercisable in no less than three equal installments on each of the first, second and third anniversaries of the date of grant, subject to the Grantee's Continuous Service. Notwithstanding the preceding sentence, all Options granted to outside Directors are subject to a minimum one-year vesting period based on Continuous Service of the Grantee. Each Option that vests based on the achievement of performance or other criteria shall vest and therefore become exercisable on no less than the third anniversary of the date of grant, subject to the achievement of applicable performance goals and the Grantee's Continuous Service. No Award may be exercised for a fraction of a share of Common Stock.

(d) Performance-Based Compensation. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement, or the payment or distribution of any Award, the lapsing of restrictions thereon or the distribution of cash, Shares or other property pursuant thereto, as applicable, upon the occurrence of a specified event. The performance criteria established by the Committee may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow (including, but not limited to, cash flow from operations, actual or free cash flow), (xiii) revenue, (xiv) expenses, (xv) “EBITDA,” defined as earnings before interest, taxes, depreciation and amortization, (xvi) “ Adjusted EBITDA,” defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, pre-opening costs, property charges, asset disposal losses, write-offs, reserves, recoveries and one-time nonrecurring charges, (xvii) an adjusted formula of EBITDA determined by the Administrator, (xviii) EBITDA margin, (xix) Adjusted EBITDA margin, (xx) objective measures of customer satisfaction, (xxi) implementation or completion of critical projects, (xxii) achievement of construction or development milestones, (xxiii) achievement of strategic objectives, including development or acquisition activity, (xxiv) completion of capital markets transactions, (xxv) maintenance or achievement of corporate rating targets, (xxvi) third-party recognition of quality of service and/or product, (xxvii) average cost of debt or average cost of capital, (xxviii) economic value added, (xxix) market share (xxx) employee satisfaction, or (xxxi) working capital management. The performance criteria may also be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance criteria applicable to the Award intended to be Performance-Based Compensation. In addition, the Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more performance goals established under any of these performance criteria, such as adjustments related to a change in accounting principle or tax laws, acquisitions, asset impairment charges or to gains or losses for litigation, arbitration and contractual settlements.

Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee's rights with respect to an Award intended to be performance-based compensation.

Achievement of performance goals in respect of Awards subject to this Section 6(d) shall be measured over a Performance Period no shorter than twelve (12) months and no longer than five (5) years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to Awards, subject to this Section 6(d), or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 6(d), but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 6(d). The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

No Participant shall receive any payment under the Plan that is subject to this Section 6(d) unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance-based compensation” under Section 162(m) of the Code.

(e)    Acquisitions and Other Transactions.    The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(f)    Deferral of Award Payment.    The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(g)    Separate Programs.    The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(h)    Individual Limitations on Awards.

(i)    Individual Limit for Options and SARs.    The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any fiscal year of the Company shall be five hundred thousand (500,000) Shares. In connection with a Grantee's commencement of Continuous Service, a Grantee may be granted Options and SARs for up to an additional two hundred fifty thousand (250,000) Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the

Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii)    Individual Limit for Restricted Stock and Restricted Stock Units.    For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, with respect to each fiscal year of the Company that constitutes or is part of each Performance Period, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any fiscal year of the Company shall be two hundred fifty thousand (250,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10 below. In addition, the foregoing limitation shall be prorated for any Performance Period consisting of fewer than twelve (12) months by multiplying such limitation by a fraction, the numerator of which is the number of months in the Performance Period and the denominator of which is twelve (12).

(i)    Deferral.    If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(j)    Early Exercise.    The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(k)    Term of Award.    The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares issuable pursuant to the Award.

(l)    Transferability of Awards.    Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, and to charitable organizations, in all cases without payment for such transfers to the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee's Award in the event of the Grantee's death on a beneficiary designation form provided by the Administrator.

(m)    Time of Granting Awards.    The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

(n)    Clawback of Benefits. The Administrator may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by the Grantee, and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, the Grantee may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, the Grantee is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Grantee's Award Agreements (and/or awards issued under the Predecessor Plans) may be unilaterally amended by the Company, without the Grantee's consent, to the extent that the Administrator in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(o)    Section 409A

(i) The Award Agreement for any Award that the Administrator reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Administrator, in its sole discretion and without the consent of any Grantee, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Administrator determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii) If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A) payments under the Section 409A Plan may be made only upon (u) the Grantee’s “separation from service”, (v) the date the Grantee suffers a Disability, (w) the Grantee’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C) any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D) In the case of any Grantee who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Grantee’s “separation from service” (or, if earlier, the date of the Grantee’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii) Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Grantee that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Grantee or any Beneficiary for any tax, additional tax, interest or penalties that the Grantee or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

(p) Minimum Vesting Requirement. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, no Awards granted hereunder shall vest, nor any applicable restrictions or forfeiture provisions shall lapse, earlier than one year after the Grant Date (except if accelerated pursuant to a Change in Control pursuant to Section 11); provided, however, that the limitation set forth in this Section 6(p) shall not apply to Awards for up to an aggregate maximum of 5% of the aggregate number of Shares specified in Section 3(a) hereof.

(q) Dividends and Distributions. A Grantee may, if the Committee so determines, be credited with dividends paid with respect to Shares underlying an Award (other than an Option or a SAR) in a manner determined by the Committee in its sole discretion; provided, however, that any dividends credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalent Rights have been credited and shall only be paid to the Grantee with respect to the portion of such Awards that is actually vested and earned.  The Committee may apply any restrictions to the dividends or Dividend Equivalents Rights that the Committee deems appropriate.  The Committee, in its sole discretion, may determine the form of payment of dividends or Dividend Equivalents Rights, including cash, Shares,

Restricted Stock or Restricted Stock Units.  Notwithstanding the foregoing, the right to any dividends or Dividend Equivalents Rights (i) shall not be granted with respect to an Option or a SAR, and (ii) may not be paid earlier than the date on which the underlying Award (both time- and performance-based vested Awards) is actually vested.  Also notwithstanding the foregoing, the right to any dividends or Dividend Equivalents Rights declared and paid on Restricted Stock must comply with or qualify for an exemption under Section 409A.

7.    Award Exercise or Purchase Price, Consideration and Taxes.

(a)    Exercise or Purchase Price.    The exercise or purchase price, if any, for an Award shall be as follows:

(i)    In the case of an Incentive Stock Option:

(A)   granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per-Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)   granted to any Employee other than an Employee described in the preceding paragraph, the per-Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)    In the case of a Non-Qualified Stock Option, the per-Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)   In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)   In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v)   In the case of other Awards, such price as is determined by the Administrator.

(vi)   Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(e), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)    Consideration.    Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i)    cash;

(ii)    check;

(iii)   surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv)   with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v)   with respect to Options, payment through a "net exercise" such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the exercise price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi)   any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c)    Taxes.    No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).

8.    Exercise of Award.

(a)    Procedure for Exercise; Rights as a Stockholder.

(i)    Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)    An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b)    Exercise of Award Following Termination of Continuous Service.

(i)    Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, in the event the Grantee's Continuous Service terminates, the Grantee may exercise his or her Award (to the extent that the Grantee was entitled to exercise such Award as of the date of termination) but only within such period of time ending on the earlier of (x) the date ninety (90) days following the termination of the Grantee's Continuous Service or (y) the expiration of the term of the Award as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Awards (whether or not vested) shall immediately terminate and cease to be exercisable.

(ii)  If, after termination, the Grantee does not exercise his or her Award within the time specified in Section 8(b)(i) above, the Award shall terminate.

(iii)   Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.    Conditions Upon Issuance of Shares.

(a)   If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b)   As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.    Adjustments Upon Changes in Capitalization.    Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively "adjustments"). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.    Change in Control.

(a)    Termination of Award to Extent Not Assumed in Change in Control.    Effective upon the consummation of a Change in Control, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Change in Control.

(b)    Acceleration of Award Upon Change in Control.

(i)    Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control and:

(A)   for the portion of each Award (other than Performance-Based Compensation) that is Assumed or Replaced, then such Award (if Assumed), the replacement Award (if Replaced), or the cash incentive program (if Replaced) automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such Assumed or Replaced portion of the Award, immediately upon termination of the Grantee's Continuous Service if such Continuous Service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason within twelve (12) months after the Change in Control; and

(B)   for the portion of each Award (other than Performance-Based Compensation) that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Change in Control, provided that the Grantee's Continuous Service has not terminated prior to such date. For Awards that have an exercise feature, the portion of the Award that is not Assumed shall terminate under subsection (a) of this Section 11 to the extent not exercised prior to the consummation of such Change in Control.

(ii) All Performance-Based Compensation earned and outstanding as of the date the Change in Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the Award Agreement.  Any remaining outstanding Performance-Based Compensation (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control and shall be payable in accordance with the payout schedule pursuant to the Award Agreement.

(c)    Effect of Acceleration on Incentive Stock Options.    Any Incentive Stock Option accelerated under this Section 11 in connection with a Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded.

12.    Effective Date and Term of Plan.    The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17 below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.    Amendment, Suspension or Termination of the Plan.

(a)   The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by Applicable Laws.

(b)   No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)   No suspension or termination of the Plan (including termination of the Plan under Section 11 above) shall adversely affect any rights under Awards already granted to a Grantee.

14.    Reservation of Shares.

(a)   The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.    No Effect on Terms of Employment/Consulting Relationship.    The Plan shall not confer upon any Grantee any right with respect to the Grantee's Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee's Continuous Service at any time, with or without cause including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee's Continuous Service has been terminated for Cause for the purposes of this Plan.

16.    No Effect on Retirement and Other Benefit Plans.    Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Pension Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

17.    Stockholder Approval.    The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders; and provided, further, that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void. The vote of the Company’s stockholders required for approval of the Plan shall be a majority of the total votes cast by the holders of shares present in person or represented by proxy and entitled to vote on such action.

18.    Unfunded Obligation.    Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee's creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19.    Construction.    Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

20.    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

21. Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law

FULL HOUSE RESORTS, INC.
ATTN: LEWIS FANGER
4670 SOUTH FORT APACHE ROAD,
STE 190
LAS VEGAS, NV 89147

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1 1

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR each nominee listed on proposal 1.

1. Election of Directors

Nominees		For	Against	Abstain
1A	Kenneth R. Adams	☐	☐	☐
1B	Carl G. Braunlich	☐	☐	☐
1C	W.H. Baird Garrett	☐	☐	☐
1D	Ellis Landau	☐	☐	☐
1E	Daniel R. Lee	☐	☐	☐
1F	Kathleen Marshall	☐	☐	☐
1G	Craig W. Thomas	☐	☐	☐
1H	Bradley M. Tirpak	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: OTHER MATTERS: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000332949_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

FULL HOUSE RESORTS, INC.
Annual Meeting of Stockholders
May 22, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Daniel R. Lee and Bradley M. Tirpak, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of FULL HOUSE RESORTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, on May 22, 2017 at the law offices of Greenberg Traurig, located at 3773 Howard Hughes Parkway, Suite 400 North, Las Vegas, Nevada 89169, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and according to the discretion of the proxy holders on any other matter that may properly come before the meeting.

0000332949_2 R1.0.1.15

Continued and to be signed on reverse side